AMENDMENT NO. 1, dated as of June 8, 2023 (this “Amendment”), to the Second Amended and Restated Asset-Based Revolving Credit Agreement, dated as of October 31, 2019 (the “Credit Agreement”; and the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”), among NexTier Oilfield Solutions Inc. (f/k/a/ Keane Group, Inc.), a Delaware corporation (the “Parent”), Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), the other Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”) and Guarantors from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent (in such capacity, “Administrative Agent”), the lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”).

WHEREAS, Section 3.09 of the Credit Agreement permits the Administrative Agent and the Lead Borrower to amend the Credit Agreement to replace LIBOR with one or more SOFR-Based Rates if the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, so long as the Administrative Agent shall not have received, within five (5) Business Days of the date that this Amendment has been posted to the Lenders, written notice from the Required Lenders stating that such Required Lenders do not accept the Adjustment (it being acknowledged that a draft of this Amendment was posted to the Lenders on June 1, 2023);

WHEREAS, such a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for syndicated loans has been made;

WHEREAS, the Administrative Agent and the Lead Borrower desire to, subject to the terms and conditions herein, amend the Credit Agreement to, among other things, establish a successor rate of interest; and

WHEREAS, in accordance with Section 3.09 of the Credit Agreement, this Amendment, in connection with the implementation of a successor rate of interest, shall become effective on and as of the Amendment No. 1 Effective Date (as defined below) without any further action or consent of any other party to the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement or the Amended Credit Agreement, as applicable.

Section 2. Amendments to the Credit Agreement. Subject to the terms set forth herein and the conditions set forth in Section 4 hereof, on the Amendment No. 1 Effective Date, (x) the Credit Agreement is hereby amended as set forth in Exhibit A attached hereto, such that all of the newly inserted double-underlined provisions therein (indicated textually in the same manner as the following example: double-underlined text) shall be deemed to be inserted and all of the stricken text therein (indicated textually in the same manner as the following example: ~~stricken text~~) shall be deemed to be deleted therefrom, and (y) Exhibit A to the Credit Agreement is hereby amended in its entirety pursuant to the corresponding Exhibit set forth in Exhibit B hereto.

Section 3.    Representations and Warranties, No Default. The Borrowers hereby represent and warrant that as of the Amendment No. 1 Effective Date, after giving effect to this Amendment,

(i) no Default or Event of Default has occurred and is continuing and (ii) all representations and warranties made by any Loan Party contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects (except to the extent already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date hereof with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date).

Section 4. Conditions to Effectiveness. This Amendment shall become effective on the date (such date, the “Amendment No. 1 Effective Date”) that the following conditions have been satisfied:

(a)the Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by a Responsible Officer of the Lead Borrower and the Administrative Agent;

(b)the Administrative Agent shall have received all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent) required to be reimbursed or paid by the Borrowers under any Loan Document; provided, that, any such amounts to be paid must be invoiced at least one (1) Business Day prior to the Amendment No. 1 Effective Date; and

(c)the Administrative Agent shall not have received written notice of any objection to the Adjustment (as defined in the Credit Agreement) to the implemented LIBOR Successor Rate (as defined in the Credit Agreement) from Lenders constituting Required Lenders within five (5) Business Days of the date the Administrative Agent has posted this Amendment to all Lenders.

Section 5. Expenses. The Lead Borrower agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses incurred by them in connection with this Amendment, including the reasonable and documented fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent.

Section 6.    Reaffirmation.

(a)The Lead Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by this Amendment, are reaffirmed, and remain in full force and effect.

(b)The Lead Borrower hereby irrevocably and unconditionally ratifies such Loan Party’s grant of security interest and pledge under the Security Documents and each Loan Document and confirms that the liens, security interests and pledges granted thereunder continue to secure the Obligations, including, without limitation, any additional Obligations resulting from or incurred pursuant to the Credit Agreement, as amended by this Amendment.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 8.    Governing Law; Jurisdiction; Etc. and Waiver of Jury Trial. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE
LAW OF THE STATE OF NEW YORK. The jurisdiction and waiver of right to trial by jury provisions in Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

Section 9.    Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 10.    Effect of Amendment.

(a)On and after the date hereof, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, mean and are a reference to the Credit Agreement as modified by this Amendment. This Amendment is a Loan Document executed pursuant to the Amended Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(b)The Credit Agreement, as specifically amended by this Amendment and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all of the respective Obligations of the Borrowers under the Loan Documents, in each case as the Credit Agreement is amended by this Amendment.

(c)The execution, delivery and effectiveness of this Amendment does not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents nor constitute a waiver of any provision of any of the Loan Documents.

Section 11.    No Novation.

This Amendment shall not extinguish the Obligations for the payment of money outstanding under the Credit Agreement or discharge or release the Lien or priority of any Loan Document or any other security therefor or any guarantee thereof, and the Liens and security interests existing immediately prior to the Amendment No. 1 Effective Date in favor of the Administrative Agent for the benefit of the Credit Parties securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations. Nothing herein contained shall be construed as a novation of any of the Loan Documents or a substitution or novation of the Obligations outstanding under the Amended Credit Agreement or instruments guaranteeing or securing the same, which instruments shall remain and continue in full force and effect. Nothing expressed or implied in this Amendment or any other document contemplated hereby shall be construed as a release or other discharge of any Loan Party under the Amended Credit Agreement or any other Loan Document from any of its obligations and liabilities thereunder, and except as expressly provided, such obligations and liabilities are in all respects continuing with only the terms being modified as provided in this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

LEAD BORROWER:

KEANE GROUP HOLDINGS, LLC

By: /s/ Kevin McDonald     Name: Kevin McDonald
Title: Executive Vice President, Chief Administrative Officer & General Counsel

GUARANTORS:

NEXTIER OILFIELD SOLUTIONS INC.

By: /s/ Kevin McDonald     Name: Kevin McDonald
Title: Executive Vice President, Chief Administrative Officer & General Counsel

NEXTIER COMPLETION SOLUTIONS INC.

By: /s/ Kevin McDonald     Name: Kevin McDonald
Title: Executive Vice President, Chief Administrative Officer & General Counsel

KEANE INTERNATIONAL HOLDINGS, LLC

By: /s/ Kevin McDonald     Name: Kevin McDonald
Title: Executive Vice President, Chief Administrative Officer & General Counsel

NEXTIER HOLDING CO.

By: /s/ Kevin McDonald     Name: Kevin McDonald
Title: Executive Vice President, Chief Administrative Officer & General Counsel

KGH INTERMEDIATE HOLDCO I, LLC

By: /s/ Kevin McDonald     Name: Kevin McDonald
Title: Executive Vice President, Chief Administrative Officer & General Counsel

KGH INTERMEDIATE HOLDCO II, LLC

By: /s/ Kevin McDonald     Name: Kevin McDonald
Title: Executive Vice President, Chief Administrative Officer & General Counsel

BANK OF AMERICA, N.A.,
as the Administrative Agent

By: /s/ Tanner J. Pump    Name: Tanner J. Pump
Title: Senior Vice President

~~EXECUTION VERSION~~Exhibit A

SECOND AMENDED AND RESTATED ASSET-BASED REVOLVING CREDIT
AGREEMENT

Dated as of February 17, 2017,
as amended and restated as of December 22, 2017 and further amended and restated as of October 31, 2019 among
NexTier Oilfield Solutions Inc. (f/k/a Keane Group, Inc.), as the Parent,

Keane Group Holdings, LLC, as the Lead Borrower, and
for
The Borrowers Named Herein The Guarantors Named Herein

Bank of America, N.A.,
as Administrative Agent and Collateral Agent and
The Lenders Party Hereto

BofA Securities, Inc. and JPMorgan Chase Bank, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

JPMorgan Chase Bank, N.A., as Syndication Agent

Barclays Bank PLC, Citibank, N.A. and
Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents

~~147119021v1~~

~~CG&R Draft    Current date: 10/25/2019 2:06 PM    52314363v20~~

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms    1
1.02Other Interpretive Provisions    62
1.03Accounting Terms    63
1.04Rounding    ~~64~~63
1.05Times of Day    ~~64~~63
1.06Pro Forma Calculations ~~64~~    63
1.07Letter of Credit Amounts    ~~65~~64
1.08Certifications    65
1.09Interest Rates    65
1.10    Divisions    65
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01Committed Loans; Reserves    65
2.02Borrowings, Conversions and Continuations of Committed Loans    66
2.03Letters of Credit ~~69~~    68
2.04Swing Line Loans ~~77~~    76
2.05Prepayments    79
2.06Termination or Reduction of Commitments    81
2.07Repayment of Loans ~~82~~    81
2.08Interest ~~82~~    81
2.09Fees ~~83~~    82
2.10Computation of Interest and Fees    ~~83~~82
2.11Evidence of Debt ~~83~~    82
2.12Payments Generally; Administrative Agent’s Clawback ~~84~~    83
2.13Sharing of Payments by Lenders    85
2.14Settlement Amongst Lenders ~~86~~    85
2.15Increase in Commitments ~~87~~    86
2.16Extensions of Commitments    89
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER
3.01Taxes    92
3.02Illegality    ~~95~~94
3.03Inability to Determine Rates    95
3.04Increased Costs~~; Reserves on LIBOR Rate Loans     96~~. 95
3.05Compensation for Losses    97
3.06Mitigation Obligations; Replacement of Lenders ~~98~~    97
3.07Survival    ~~98~~97

~~147119021v1~~

Page

3.08Designation of Lead Borrower as Borrowers’ Agent    98
3.09~~LIBOR~~Term SOFR Successor    ~~99~~98
ARTICLE IV
CONDITIONS PRECEDENT TO SECOND RESTATEMENT EFFECTIVE DATE
4.01Conditions of Second Restatement Effective Date    ~~100~~99
4.02Conditions to All Credit Extensions    102
4.03Conditions Subsequent to Effectiveness    103
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.01Existence, Qualification and Power    ~~104~~103
5.02Authorization; No Contravention    ~~104~~103
5.03Governmental Authorization; Other Consents    104
5.04Binding Effect    104
5.05Financial Statements; No Material Adverse Effect    104
5.06Litigation    ~~105~~104
5.07No Default    105
5.08Ownership of Property; Liens    105
5.09Environmental Compliance ~~106~~    105
5.10Taxes    106
5.11ERISA Compliance ~~107~~    106
5.12Subsidiaries; Equity Interests    ~~107~~106
5.13Margin Regulations; Investment Company Act    107
5.14Disclosure    ~~108~~107
5.15Compliance with Laws    ~~108~~107
5.16Intellectual Property; Licenses, Etc    108
5.17Labor Matters ~~109~~    108
5.18Security Documents ~~109~~    108
5.19Solvency    ~~110~~109
5.20Deposit Accounts    ~~110~~109
5.21Material Contracts    ~~110~~109
5.22USA PATRIOT Act Notice    110
5.23Office of Foreign Assets Control    110
5.24Use of Proceeds    ~~111~~110
5.25Anti-Money Laundering    ~~111~~110
5.26FCPA    ~~111~~110
5.27Insurance    ~~111~~110
5.28Borrowing Base Certificate    111
5.29EEA Financial Institutions    111
ARTICLE VI AFFIRMATIVE COVENANTS
6.01Financial Statements    ~~112~~111
6.02Certificates; Other Information    ~~113~~112

~~147119021v1~~

Page

6.03Notices    ~~115~~114
6.04Payment of Obligations    ~~115~~114
6.05Preservation of Existence, Etc    ~~115~~ 114
6.06Maintenance of Properties    115
6.07Maintenance of Insurance    ~~116~~115
6.08Compliance with Laws    ~~116~~115
6.09Books and Records; Accountants ~~116~~    115
6.10Inspection Rights    116
6.11Additional Loan Parties    117
6.12Cash Management ~~118~~    117
6.13Information Regarding the Collateral    119
6.14Further Assurances ~~120~~    119
6.15ERISA    ~~121~~120
6.16Use of Proceeds    ~~121~~120
ARTICLE VII NEGATIVE COVENANTS
7.01Liens    ~~121~~120
7.02Investments    121
7.03Indebtedness; Disqualified Stock    121
7.04Fundamental Changes    121
7.05Dispositions    ~~123~~122
7.06Restricted Payments    ~~123~~122
7.07Prepayments of Indebtedness    124
7.08Change in Nature of Business    ~~125~~124
7.09Transactions with Affiliates    ~~125~~124
7.10Burdensome Agreements    ~~128~~127
7.11Use of Proceeds    ~~129~~128
7.12Amendment of Material Documents    ~~129~~128
7.13Fiscal Year/Quarter    ~~129~~128
7.14Consolidated Fixed Charge Coverage Ratio    ~~129~~128

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default    ~~130~~129
8.02Remedies Upon Event of Default    ~~132~~131
8.03Application of Funds    ~~133~~132
8.04Cure Rights ~~134~~    133

ARTICLE IX ADMINISTRATIVE AGENT

9.01Appointment and Authority ~~135~~    134
9.02Rights as a Lender    ~~135~~134
9.03Exculpatory Provisions    ~~136~~135
9.04Reliance by Agents    ~~137~~136

~~147119021v1~~

Page

9.05Delegation of Duties    137136
9.06Resignation of Agents    137136
9.07Non-Reliance on Administrative Agent and Other Lenders    138137
9.08No Other Duties, Etc    ~~138~~ 137
9.09Administrative Agent May File Proofs of Claim    138137
9.10Collateral and Guaranty Matters    139138
9.11Notice of Transfer    140139
9.12Reports and Financial Statements    140139
9.13Agency for Perfection    140139
9.14Indemnification of Agents    141140
9.15Relation Among Lenders    141140
9.16Defaulting Lender ~~141~~    140
9.17Withholding Tax    143142
9.18Intercreditor Agreements    143142
9.19Disqualified Institutions    144143
9.20ERISA Matters ~~144~~    143

ARTICLE X MISCELLANEOUS

10.01Amendments, Etc    ~~145~~ 144
10.02Notices; Effectiveness; Electronic Communications ~~147~~    146
10.03No Waiver; Cumulative Remedies    149148
10.04Expenses; Indemnity; Damage Waiver ~~149~~    148
10.05Payments Set Aside    151150
10.06Successors and Assigns ~~151~~    150
10.07Treatment of Certain Information; Confidentiality    155154
10.08Right of Setoff    156155
10.09Interest Rate Limitation    156155
10.10Counterparts; Integration; Effectiveness    156155
10.11Survival    157155
10.12Severability    157156
10.13Replacement of Lenders    157156
10.14Governing Law; Jurisdiction; Etc    158157
10.15Waiver of Jury Trial    159158
10.16No Advisory or Fiduciary Responsibility    159158
10.17USA Patriot Act    160159
10.18Time of the Essence    160159
10.19Press Releases ~~160~~    159
10.20Additional Waivers ~~160~~    159
10.21No Strict Construction    162161
10.22Attachments    162161
10.23Conflict of Terms    162161
10.24Acknowledgement and Consent to Bail-In of EEA Financial Institutions    162161
10.25Amendment and Restatement of the Original ABL Agreement and the First Amended
and Restated ABL Credit Agreement ~~163~~    162
10.26Acknowledgement Regarding Any Supported QFCs    ~~164~~ 163

~~147119021v1~~

Page

~~SIGNATURES    S-1~~

~~147119021v1~~

SCHEDULES

1.01A    Borrowers
1.04Unrestricted Subsidiaries
1.05L/C Issuer Sublimit
2.01Commitments and Applicable Percentages
2.03(a)    Existing Letters of Credit
5.01Loan Parties Organizational Information
5.06    Litigation
5.12    Subsidiaries; Other Equity Investments
5.16    Intellectual Property Matters
5.20DDAs
5.21Material Contracts
~~6.17    Post-Closing Matters~~
7.01Existing Liens
7.02Existing Investments
7.03Existing Indebtedness
7.05    Permitted Dispositions
7.09    Existing Affiliate Transactions
10.02    Administrative Agent’s Office; Certain Addresses for Notices

~~147119021v1~~

SECOND AMENDED AND RESTATED ASSET-BASED REVOLVING CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED ASSET-BASED REVOLVING CREDIT
AGREEMENT (“Agreement”) is entered into as of October 31, 2019, among NexTier Oilfield Solutions Inc. (f/k/a/ Keane Group, Inc.), a Delaware corporation (the “Parent”), Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), the Persons named on Schedule 1.01A hereto (and together with the Lead Borrower and each other Person that becomes a Borrower hereunder in accordance with the terms hereof, collectively, the “Borrowers”), the Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A. as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers are party to an asset-based revolving credit agreement dated as of February 17, 2017 (the “Original ABL Credit Agreement”) among the Borrowers, the Guarantors, the lenders party thereto and the Administrative Agent (as amended and restated as of December 22, 2017, the “First Amended and Restated ABL Credit Agreement”).

WHEREAS, the Borrowers desire to amend and restate the First Amended and Restated ABL Credit Agreement as set forth herein with an aggregate commitment equal to $450,000,000 and the Lenders desire to extend such aggregate commitment, pursuant to the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Facility” means the asset-based revolving credit facility pursuant to this Agreement.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Accelerated Borrowing Base Delivery Event” means any of the following events: (a) the occurrence and continuance of any Event of Default, (b) if no Loans are outstanding and the aggregate amount of L/C Obligations (excluding any L/C Obligations that have been Cash Collateralized) is less than or equal to $5,000,000, Liquidity is less than the greater of (x) twelve and a half percent (12.5%) of the Loan Cap and (y) $30,000,000, or (c) if any Loan is outstanding or the aggregate amount of L/C Obligations (excluding any L/C Obligations that have been Cash Collateralized) is in excess of $5,000,000, Excess Availability is less than the greater of (x) twelve and a half percent (12.5%) of the Loan Cap and (y) $30,000,000, in the case of each of clauses (b) and (c), for at least five (5) consecutive Business Days. For purposes of this

Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default has not been cured or waived, (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of clause (b) of the immediately preceding sentence, until the date Liquidity shall have been at least equal to the greater of (x) twelve and a half percent (12.5%) of the Loan Cap and (y) $30,000,000, and/or (iii) if the Accelerated Borrowing Base Delivery Event arises as a result of clause (c) of the immediately preceding sentence, until the date Excess Availability shall have been at least equal to the greater of (x) twelve and half percent (12.5%) of the Loan Cap and (y) $30,000,000, in the case of each of clauses (i), (ii) and (iii), for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Accommodation Payment” has the meaning provided in Section 10.20(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation whether or not constituting “accounts” as defined in the UCC, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, in each case, for which the aggregate consideration payable in connection with such acquisition or group of transactions which are part of a common plan equals or exceeds $20,000,000 (excluding any consideration paid with Equity Interests).

“Additional Commitment Lender” has the meaning provided in Section 2.15(d).

“Additional Commitments” has the meaning provided in Section 2.15(a).

~~“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date for the change in the Statutory Reserve Rate.~~

“Adjustment Date” means the first day of each Fiscal Quarter, commencing with the first such day following the first full Fiscal Quarter ending after the Second Restatement Effective Date.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee, or beneficiary of that Person, and (c) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person.

“Affiliated Debt Fund” means a Sponsor Affiliated Lender that is a bona fide diversified debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Agent(s)” means, individually, the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent and the Co-Documentation Agents and collectively means all of them.

“Agent Parties” has the meaning provided in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Second Restatement Effective Date, the Aggregate Commitments total $450,000,000.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocable Amount” has the meaning provided in Section 10.20(d).

“Amendment No. 1” means Amendment No. 1 to the Second Amended and Restated Credit Agreement, dated as of June 8, 2023, among the Lead Borrower, Guarantors and the Administrative Agent.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)From and after the Second Restatement Effective Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(b)From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Excess Availability on the last day of the most recent Fiscal Quarter ended immediately preceding such Adjustment Date.

Level	Average Excess Availability (percentage of the Loan Cap)	~~LIBOR Term SOFR Margin~~	Base Rate Margin
I	Greater than or equal to 66%	1.25%	0.25%
II	Greater than or equal to 33% but less than 66%	1.50%	0.50%
III	Less than 33%	1.75%	0.75%

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments of any Class represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments of a Class have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at any time of calculation, a per annum rate equal to the Applicable Margin for Loans which are ~~LIBOR Rate~~Term SOFR Loans.

“Appraised Value” means with respect to Eligible Inventory and Eligible Frac Iron, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of such Eligible Inventory and Eligible Frac Iron as set forth in the Loan Parties’ books and records, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages any Fund that is a Lender.

“Arranger(s)” means BofA Securities, Inc. and JPMorgan Chase Bank, N.A., in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds administered, advised or managed by the same entity or entities that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D to the Original ABL Credit Agreement or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated financial statements of the Parent and its Subsidiaries as of December 31, 2018.

“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Business Day immediately preceding the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are addressed or excluded through eligibility criteria, such reserves as the Administrative Agent implements on the Second Restatement Effective Date and from time to time determines in its Permitted Discretion as being appropriate, based on events, conditions, or circumstances which arose after the Second Restatement Effective Date or which the Administrative Agent first became aware after the Second Restatement Effective Date, (a) to reflect the impediments to the Agents’ ability to realize upon the ABL Priority Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the ABL Priority Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect the value of any component of the Borrowing Base, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Administrative Agent’s Permitted Discretion (but are not limited to), reserves based on (i) any rental payments, service charges or other amounts due or to become due to lessors of real property to the extent Inventory or records are located in or on such property or such records are needed to monitor or otherwise deal with the Collateral (other than for locations where Administrative Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property); provided that, the Availability Reserves established pursuant to this clause (i) that are leased shall not exceed at any time the aggregate of amounts payable for the next three (3) months to the lessors of such locations, and only with respect to locations in those States where any right of the lessor to Inventory are pari passu with or have priority over the Lien of the Collateral Agent therein; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes or claims of the PBCG (in each case to the extent such Taxes and other governmental charges are due and payable (except if being contested in good faith in appropriate proceedings and for which adequate reserves have been taken)) which have priority over the Liens of the Collateral Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower; (v) customer deposits; (vi) reserves for reasonably anticipated changes in Appraised Value between appraisals; (vii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the Liens of the Collateral Agent in the Collateral, (viii) amounts due to vendors on account of consigned goods; (ix) Cash Management Reserves; and (x) Bank Product Reserves. The amount of any Availability Reserve established by the Administrative Agent shall (x) have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Administrative Agent in good faith and (y) not be duplicative of any other factor then in existence pursuant to the criteria contained in Eligible Billed Accounts, Eligible Unbilled Accounts, Eligible Inventory or Eligible Frac Iron.

“Average Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the Fiscal Quarter immediately preceding such Adjustment Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Bank Products” means any services or facilities provided to any Loan Party by any Agent, any Arranger, any Lender, or any of their respective Affiliates (or any Person that was an Agent, an Arranger, a Lender, or an Affiliate of an Agent, an Arranger or a Lender at the time it entered into such Bank Products or, with respect to Bank Products entered into prior to the Effective Date, on the Effective Date), including, without limitation, on account of (a) Swap Contracts and (b) purchase cards, but excluding Cash Management Services and the Designated Senior Indebtedness (including Permitted Refinancings thereof).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) ~~the LIBOR Rate~~Term SOFR for a one-month Interest Period plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Bank of America’s prime rate, the Federal Funds Rate or ~~the LIBOR Rate~~Term SOFR, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” has the meaning provided in Section 10.17.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or
(c)any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Account” has the meaning provided in Section 6.12(a).

“Blocked Account Agreement” means with respect to a deposit account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, establishing control (as defined in the UCC) of such account by the Collateral Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Dominion Trigger Event, to comply only with the instructions originated by the Collateral Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom DDAs are maintained, other than any bank with whom a Blocked Account Agreement is not required to be, executed in accordance with the terms hereof.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers or managing member of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower Materials” means materials and/or information provided by or on behalf of the Parent hereunder.

“Borrowers” has the meaning provided in the introductory paragraph hereto. At the request of the Lead Borrower and with the consent of the Administrative Agent, any Restricted Subsidiary of the Parent that is a Domestic Subsidiary may be designated as a Borrower, subject to (a) executing and delivering a joinder agreement to this Agreement and such other documents as the Administrative Agent reasonably requests in which case such Borrower shall be jointly and severally liable with the other Borrowers for all Obligations under this Agreement and (b) the Administrative Agent and each Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including without limitation the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation reasonably requested by the Lenders.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)85% multiplied by the amount of Eligible Billed Accounts (other than Eligible Billed Accounts that are owing by an Investment Grade Customer); plus

(b)90% multiplied by the amount of Eligible Billed Accounts that are owing by an Investment Grade Customer; plus

(c)80% multiplied by the amount of Eligible Unbilled Accounts; provided, that the amount attributable to this clause (c), together with the amount attributable to clause (d), below shall not exceed 35% of the Borrowing Base (after giving effect to any Reserve, this limitation and the limitation set forth in the proviso in (d) below); plus

(d)85% of the Appraised Value of Eligible Inventory and Eligible Frac Iron; provided, that the amount attributable to this clause (d), together with the amount attributable to clause (c) above, shall not exceed 35% of the Borrowing Base (after giving effect to any Reserve, this limitation and the limitation set forth in the proviso in clause
(c) above); plus

(e)100% of all Eligible Cash; minus

(f)the then applicable amount of all Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E to the Original ABL Credit Agreement (with such changes therein as may be reasonably requested by the Administrative Agent to reflect the components of and Reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s ~~office~~Office is located~~, except that if determination of Business Day shall relate to any LIBOR Rate Loans the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable LIBOR Rate market~~.

“C&J” means C&J Energy Services, Inc.

“C&J Loan Parties” means C&J and its Restricted Subsidiaries required to become Loan Parties hereunder.

“C&J Merger” means, collectively, the merger of King Merger Sub Corp, a Delaware corporation and wholly owned Subsidiary of the Parent (“King Sub”), with and into C&J, with C&J continuing to survive as a direct wholly owned subsidiary of the Parent, and the subsequent merger of C&J with and into King Merger Sub II LLC, a Delaware limited liability company and direct wholly owned Subsidiary of the Parent (“LLC Sub”), with LLC Sub continuing to survive as a direct wholly owned subsidiary of the Parent.

“C&J Merger Agreement” means Agreement and Plan of Merger, dated as of June 16, 2019, by and among C&J, the Parent and King Sub.

“Capital Expenditures” means, without duplication and with respect to the Keane Group for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of the Keane Group (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of the Keane Group for such period, in each case prepared in accordance with GAAP; provided that Capital Expenditures shall not include (a) expenditures by the Keane Group in connection with Permitted Acquisitions or any Acquisition (without regard to the threshold described therein), (b) any such expenditure made to restore, replace or rebuild property, to the extent such expenditure is made with (x) Net Proceeds from a Disposition or (y) insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (c) any such expenditure (other than of a type referred to in clause (d) below) funded or financed with the proceeds of Permitted Indebtedness (other than any revolving indebtedness), equity or any capital contribution to the Keane Group, (d) any expenditures in connection with the purchase, construction or other acquisition of new fixed assets (other than any amounts used to maintain, repair, renew or replace fixed assets), so long as there are no Loans outstanding at the time of such expenditures and the aggregate amount of L/C Obligations (excluding any L/C Obligations that have been Cash Collateralized) is less than or equal to $5,000,000, not to exceed $300,000,000 of such expenditures during the term of this Agreement, commencing on the Second Restatement Effective Date, and (e) with respect to any property, assets or business of any Person or of assets constituting a business unit, line of business or division of any Person acquired by the Keane Group, any expenditures (other than any amounts used to maintain, repair, renew or replace assets) made therefor prior to the consummation of such acquisition by the Keane Group.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Collateral Account” means a deposit or securities account established by one or more of the Loan Parties with Bank of America in the name of the Collateral Agent (or as the Collateral Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Collateral Agent, in which deposits are required to be made in accordance with Section 2.03(g) or 8.02(b).

“Cash Collateralize” has the meaning provided in Section 2.03(g). Derivatives of such term have corresponding meanings.

“Cash Management Reserves” means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion reflecting the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by any Agent, any Arranger or any Lender or any of their respective Affiliates (or any Person that was an Agent, an Arranger, a Lender or an Affiliate of an Agent, an Arranger, or a Lender at the time it entered into Cash Management Services), including, without limitation:
(a) ACH transactions, (b) controlled disbursement services, or treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, and (e) credit or debit cards.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the Second Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline, directive or other published administrative guidance (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd~~–~~–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, pursuant to Basel III, shall in each case, for the purpose of this Agreement, be deemed to be adopted subsequent to the Second Restatement Effective Date.

“Change of Control” means an event or series of events by which:

(a)any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder, acquires directly or indirectly, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly (i) more than 50% of the total voting power of the voting Equity Interests of the Parent or (ii) more than 35% of the total voting power of the voting Equity Interests of the Parent and the percentage so held is greater than the percentage of the total voting power that is Controlled by the Permitted Holders;

(b)the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or any Permitted Holder; or

(c)subject to Section 7.04, Parent ceasing to own, directly or indirectly, 100% of the total voting power of the Voting Stock of any Borrower.

“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are the Loans pursuant to the initial Credit Extension, Loans pursuant to Additional Commitments or Extended Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Loans pursuant to the initial Credit Extension or a Commitment in respect of a Class of Loans to be made pursuant to an Increase Joinder or an Extension Amendment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Loans pursuant to Additional Commitments and Extended Loans that have different terms and conditions shall be construed to be in different Classes.

“CME” means CME Group Benchmark Administration Limited.

“Co-Documentation Agents” means Barclays Bank PLC, Citibank, N.A. and Morgan Stanley Senior Funding, Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent, which will exclude, for the avoidance of doubt, Excluded Property (including all Real Estate).

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agents executed by (a) a bailee or other Person in possession of Collateral, (b) a mortgagee in connection with Indebtedness secured by a mortgage on Real Estate, or (c) any landlord of Real Estate leased by any Loan Party, in each case, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to Dispose of the Collateral, or remove the Collateral from such Real Estate, and (v) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” means Bank of America, acting in its capacity as collateral agent for the Credit Parties, and any successor collateral agent appointed hereunder.

“Collection Account” has the meaning provided in Section 6.12(c).

“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, Bankers’ Acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of Committed Loans of the same Type and Class and, in the case of ~~LIBOR Rate~~Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning provided in Section 2.01(a).

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a Conversion of Committed Loans from one Type to the other, or (c) a continuation of ~~LIBOR Rate~~Term SOFR Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A to the Original ABL Credit Agreement or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Lead Borrower.

“Consigned Inventory” means Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to the Consolidated Net Income of the Keane Group for the most recently completed Measurement Period plus, without duplication, to the extent the same was deducted in calculating such Consolidated Net Income:

(1)Consolidated Taxes; plus

(2)Consolidated Interest Charges; plus

(3)Consolidated Non-cash Charges; plus

(4)the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted under Section 7.09; plus

(5)the amount of costs, expenses and fees paid during such period in connection with the Transactions; plus

(6)any premiums, expenses or charges (other than Consolidated Non-cash Charges) related to any issuance or sale of Equity Interests (including the IPO), Investment, Acquisition, Disposition, recapitalization or the incurrence or repayment or amendment of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful or meeting the dollar amount thresholds specified herein), including (i) such fees, expenses or charges related to the issuance of Indebtedness, and (ii) any amendment or other modification of this Agreement or other Indebtedness; plus

(7)[reserved]; plus

(8)any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus

(9)the amount of any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in such period in calculating Consolidated Net Income, net of any cash distributions made to such third parties in such period; plus

(10)the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Lead Borrower in good faith to be realized, as a result of actions taken or expected to be taken, within 18 months of the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings, operating expense reductions, restructuring charges and expenses and cost- saving synergies are reasonably identifiable and factually supportable, (2) no cost savings, operating expense reductions, restructuring charges and expenses and cost- saving synergies may be added pursuant to this clause (10) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period, (3) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to Section 1.06 and (4) the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to this clause (10) together with any amounts added pursuant to clause (11) below shall not exceed (A) 25.0% (or, on or after the date that is one year after the Second Restatement Effective Date, 20.0%) of Consolidated EBITDA for such Measurement Period (prior to giving effect to the addbacks pursuant to this clause (10) and clause (11) below) plus (B) the amount of any such cost savings, operating expense reductions, restructuring charges and expenses and cost-savings synergies that would be permitted to be included in financial statements prepared in accordance with Regulation S-X under the Securities Act during such Measurement Period; plus

(11)(i) acquisition, integration and divestiture costs, and fleet commissioning costs, charges in connection with strategic initiatives, including transition charges and duplicative running and operating charges and signing, retention or completion bonuses and executive recruiting costs and (ii) other than in the ordinary course of business, charges, payments, costs, fees, accruals and reserves from abandoned, closed or discontinued operations and excess costs, expenses, accruals and reserves for unutilized assets, provided that the amounts added pursuant to this clause (11) together with any amounts added pursuant to clause (10) above shall not exceed 25.0% (or, on or after the date that is one year after the Second Restatement Effective Date, 20.0%) of Consolidated EBITDA for such Measurement Period (prior to giving effect to the addbacks pursuant to this clause (11) and clause (10) above); plus

(12)any unusual, non-recurring or extraordinary expenses, losses or charges;

less, without duplication, (i) non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods; plus (ii) any net gain from discontinued operations or net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income.

In addition, to the extent not already included in the Consolidated Net Income of Keane Group, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of net cash proceeds received by or contributed to the Parent and its Restricted Subsidiaries from business interruption insurance.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the specified period minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash (net of any income tax refunds in cash; provided such net amount shall not be less than zero) by the Keane Group during such period to (b) Fixed Charges for such period, in each case, of or by the Keane Group all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts or agreements governing hedging obligations, but excluding any non-cash or deferred interest or Swap Contract or hedging obligation costs and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Keane Group for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of
(a) Consolidated EBITDA for the specified period to (b) Consolidated Interest Charges for such period, in each case, of or by the Keane Group all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any Measurement Period, the aggregate of the Net Income of the Keane Group for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:

(1)any net after-tax extraordinary, nonrecurring or unusual gains or losses shall be excluded;

(2)the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Lead Borrower) shall be excluded;

(4)any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(5)the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)(a) the non-cash portion of “straight-line” rent expense shall be excluded and (b) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(7)unrealized gains and losses relating to hedging transactions and mark-to- market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded;

(8)the income (or loss) of any non-consolidated entity during such Measurement Period in which any other Person has a joint interest shall be excluded, except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of the Keane Group during such period; and

(9)the income (or loss) of a Subsidiary during such Measurement Period and accrued prior to the date it becomes a Subsidiary of any of the Keane Group or is merged into or consolidated with any of the Keane Group or that Person’s assets are acquired by any of the Keane Group shall be excluded.

“Consolidated Non-cash Charges” means, with respect to the Keane Group for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non- cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP (including non-cash charges resulting from purchase accounting in connection with any Acquisition or Disposition that is consummated after the Effective Date), but excluding (a) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (b) the non-cash impact of recording the change in fair value of any embedded derivatives under ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to the Keane Group on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Contribution Indebtedness” means Indebtedness, Disqualified Stock or Preferred Stock of the Parent or any of its Subsidiaries in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the capital of the Parent, provided that:

(1)such Contribution Indebtedness shall be Indebtedness with a stated maturity later than the stated maturity of the Committed Loans at such time, and

(2)such Contribution Indebtedness (a) is incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Committed Loans of one Type into Committed Loans of the other Type.

“Corrective Extension Amendment” has the meaning specified in Section 2.16(e).

“Cost” means the lower of cost (on a first-in, first-out basis) or market value of Inventory, based upon the Borrowers’ accounting practices used in preparation of the Parent’s financial statements, which practices are in effect on the Effective Date (or as may be modified in accordance with changes in GAAP or industry standard). “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Covenant Trigger Event” means any of the following events: (a) if no Loan or Letter of Credit (other than any Letter of Credit that has been Cash Collateralized) is outstanding, Liquidity is less than the greater of (i) 10% of the Loan Cap and (ii) $30,000,000 at any time or (b) if any Loan or Letter of Credit (other than any Letter of Credit that has been Cash Collateralized) is outstanding, Excess Availability is less than the greater of (i) 10% of the Loan Cap and (ii)
$30,000,000 at any time. For purposes of this Agreement, the occurrence of a Covenant Trigger Event shall be deemed continuing (i) if the Covenant Trigger Event arises as a result of clause (a) of the immediately preceding sentence, until the date Liquidity shall have been at least equal to the greater of (x) 10% of the Loan Cap and (y) $30,000,000 for thirty (30) consecutive days and/or (ii) if the Covenant Trigger Event arises as a result of clause (b) of the immediately preceding sentence, until the date Excess Availability shall have been at least equal to the greater of (x) 10% of the Loan Cap and (y) $30,000,000 for thirty (30) consecutive days, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Covenant Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Trigger Event in the event that the conditions set forth in this definition again arise.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates which provide Bank Products or Cash Management Services to the Loan Parties or any of their Subsidiaries, (ii) each Agent, (iii) each L/C Issuer, (iv) each Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, Bank Product or Cash Management Service, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Expiration Date” has the meaning provided in Section 8.04(a).

“Cure Right” has the meaning provided in Section 8.04(a).

“Customer” means the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice or passage of time or both would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans, plus (c) 2% per annum; provided, however, that with respect to a ~~LIBOR Rate~~Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 9.16(f), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund any portion of the Committed Loans within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) fund participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder (other than as a result of a good faith dispute), (b) has notified any Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has otherwise failed to pay over to the Administrative Agent, any L/C Issuer or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due (other than as a result of a good faith dispute), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Acquisition” means any Acquisition that is not, in accordance with the agreement governing such Acquisition, subject to a financing contingency and that has been designated by the Lead Borrower in writing to the Administrative Agent as a “Designated Acquisition” which designation shall include a description of any Indebtedness (the “Designated Indebtedness”) expected to be incurred to finance such Designated Acquisition.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject or target of comprehensive Sanctions.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate of a Responsible Officer of the Lead Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.05.

“Designated Senior Agent” means (a) the Term Loan Agent or (b) any agent to any other Designated Senior Indebtedness (including Permitted Refinancings thereof).

“Designated Senior Priority Collateral” has the meaning assigned to the term “Pari Note Debt Priority Collateral” in the Intercreditor Agreement and any similar term in any Intercreditor Agreement entered into after the Effective Date.

“Designated Senior Indebtedness” means (a) the Term Loan Debt, (b) the Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement) as of the Second Restatement Effective Date, and (c) Indebtedness on terms (other than any terms described in the following clauses (i), (ii) and (iii) so long as the conditions set forth in such clauses are satisfied) reasonably satisfactory to the Administrative Agent that (i) shall mature no earlier than the six- month anniversary of the Maturity Date, (ii) shall not require annual amortization payments in excess of 10% of the aggregate original principal amount of such Indebtedness and (iii) shall not have cross-defaults to Section 7.14, in the case of each of clauses (a), (b) and (c) in the aggregate, not to exceed the aggregate outstanding principal amount of (A) $435,000,000 plus (B) an unlimited amount subject to (x) Consolidated EBITDA for the four fiscal quarter period occurring immediately prior thereto being in excess of $100,000,000 and (y) immediately after giving pro forma effect thereto and to the use of proceeds thereof, the Fixed Charge Coverage Ratio shall be at least 1.0:1.0.

“Disqualified Institution” means any Person (a) that has been separately identified in writing by the Lead Borrower to the Administrative Agent prior to the date of this Agreement, (b) competitors of the Parent and its Subsidiaries that are separately identified in writing by the Lead Borrower to the Administrative Agent from time to time (which list of competitors may be supplemented by the Lead Borrower from time to time pursuant to a written notice to the Administrative Agent), and (c) in the case of each of clauses (a) and (b), any such Person’s Affiliates that are either (x) identified in writing by the Lead Borrower to the Administrative Agent from time to time or (y) readily identifiable on the basis of such Affiliate’s name.

“Disposition” or “Dispose” means the sale, transfer, assignment, exclusive license, lease or other disposition (including any sale and leaseback transaction) (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person, including (i) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (ii) any sale, transfer, assignment, or other disposition of any Equity Interests of another Person, but, for the avoidance of doubt, not the issuance by such Person of its Equity Interests.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 91 days after the date set forth in clause (a) of the definition of “Maturity Date”; provided, however, that (a) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and
(b) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent or its Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of a Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dominion Trigger Event” means any of the following events: (a) the occurrence and continuance of a Specified Event of Default, (b) if no Loan or Letter of Credit (other than any Letter of Credit that has been Cash Collateralized) is outstanding, Liquidity is less than the greater of (x) 10.0% of the Loan Cap and (y) $30,000,000, or (c) if any Loan or Letter of Credit (other than any Letter of Credit that has been Cash Collateralized) is outstanding, Excess Availability is less than the greater of (x) 10.0% of the Loan Cap and (y) $30,000,000, in the case of each of clauses (a), (b) and (c), for five (5) consecutive Business Days. For purposes of this Agreement, the occurrence of a Dominion Trigger Event shall be deemed continuing (i) so long as such Event of Default is continuing and has not been cured or waived, (ii) if the Dominion Trigger Event arises as a result of clause (b) of the immediately preceding sentence, until the date

Liquidity shall have been at least equal to the greater of (x) 10.0% of the Loan Cap and (y)
$30,000,000, and/or (iii) if the Dominion Trigger Event arises as a result of clause (c) of the immediately preceding sentence, until the date Excess Availability shall have been at least equal to the greater of (x) 10.0% of the Loan Cap and (y) $30,000,000, in the case of each of clauses (i),
(ii) and (iii), for thirty (30) consecutive days, in which case a Dominion Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Dominion Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Dominion Trigger Event in the event that the conditions set forth in this definition again arise.

“Earn-Out Obligations” means, with respect to any acquisition, all obligations of any Loan Party or any Subsidiary thereof to make any cash earn-out payment, performance payment or similar obligation that is payable only in the event certain future performance goals are achieved with respect to the assets or business acquired pursuant to the documentation relating to such acquisition, but excluding any working capital adjustments, indemnity obligations or payments for services or licenses provided by such sellers in such acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority,
(b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means February 17, 2017.

“Eligible Assignee” means, subject to Section 10.06(b) hereof, (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or entity engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by the Administrative Agent, provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party, any of the Loan Parties’ Affiliates or Subsidiaries, any Disqualified Institution or Defaulting Lender, provided further that the Administrative Agent shall have the right, and the Lead Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to any Lender, potential assignee or Participant upon request by such Lender, potential assignee or Participant provided further that, notwithstanding the foregoing, Sponsor Affiliated Lenders may hold up to ten percent (10%) of the Aggregate Commitments and of the Obligations.

“Eligible Billed Accounts” means with respect to each Loan Party, each Account of such Loan Party arising in the ordinary course of business and which the Collateral Agent, in its judgment, exercised in its Permitted Discretion, shall not deem to be excluded as ineligible. An Account shall not be eligible unless such Account is subject to the Collateral Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to the Collateral Agent in its Permitted Discretion, provided any such acquired Accounts shall also be subject to a field examination if requested by the Administrative Agent pursuant to Section 6.10(b) hereof. In addition, no Account shall be an Eligible Billed Account if:

(a)it arises out of a sale made by any Loan Party to an Affiliate of any Loan Party or to a Person controlled by an Affiliate of any Loan Party;

(b)it is due and unpaid more than sixty (60) days after the due date or ninety
(90) days after the original invoice date;

(c)fifty percent (50%) or more of the Accounts from a referenced Customer are deemed ineligible hereunder, provided that such percentage may, in the Collateral Agent’s Permitted Discretion be increased from time to time;

(d)any representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect, or any covenant contained in this Agreement with respect to such Accounts has been breached and the resultant Event of Default has not been waived;

(e)the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f)the sale is to a Customer located outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Collateral Agent in its Permitted Discretion;

(g)the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and- return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper with respect to which the Collateral Agent does not have a perfected first priority security interest;

(h)the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Account to the Administrative Agent pursuant to the Assignment of

Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub- Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances, but only to the extent the aggregate amount of all such Accounts not subject to such assignment pursuant to this clause (h) and all Eligible Unbilled Accounts not subject to such assignment pursuant to clause (i) of the definition of “Eligible Unbilled Accounts” exceeds $6,000,000 as of any date of determination;

(i)the goods giving rise to such Account have not been delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by the applicable Loan Party or accepted by the Customer or the Account otherwise does not represent a final sale;

(j)the Accounts of the Customer exceed a credit limit determined by the Collateral Agent, in its Permitted Discretion and reasonably taking into account the credit and financial circumstances of the Customer, to the extent such Account exceeds such limit;

(k)the Account is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense, dispute or counterclaim), or the Customer is also a creditor or supplier of a Loan Party (to the extent of any amounts owed by such Borrower to such Customer as a creditor or supplier), or the obligations of the Customer to make payment with respect to such Account is otherwise contingent, unliquidated or unfixed (but only to the extent of such contingency);

(l)the applicable Loan Party has made any agreement with the applicable Customer for any deduction therefrom for prompt payment, except for (x) discounts or allowances made in the ordinary course of business, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto or (y) any such deduction, only to the extent the maximum potential amount of such deduction against the applicable Account is reflected in the calculation of the Borrowing Base;

(m)any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(n)such Account is payable by a Loan Party;

(o)such Account is not otherwise satisfactory to the Collateral Agent as determined by the Collateral Agent in the exercise of its Permitted Discretion; or

(p)when aggregated with other Accounts owing by any such Customer, it exceeds (i) with respect to any such Customer that is an Investment Grade Customer, 35% of the aggregate Eligible Billed Accounts and Eligible Unbilled Accounts, (ii) with respect to Chevron Corporation, Exxon Mobil Corporation or Royal Dutch Shell plc, 45% of the aggregate Eligible Billed Accounts and Eligible Unbilled Accounts or (iii) with respect to any other such Customer, 20% of the aggregate Eligible Billed Accounts and Eligible Unbilled Accounts; provided that, any such Account shall only be excluded to the extent of such excess.

“Eligible Cash” means, on any date, the aggregate amount of cash on deposit in the Special Cash Collateral Account(s) on such date.

“Eligible Frac Iron” means, with respect to each Loan Party, all Frac Iron awaiting deployment for service which the Collateral Agent, in its judgment, exercised in its Permitted Discretion, shall not deem ineligible Equipment, based on such considerations as the Collateral Agent may from time to time deem appropriate, provided any such acquired Equipment or Frac Iron shall also be subject to an appraisal if requested by the Administrative Agent pursuant to Section 6.10(c) hereof. In addition, Frac Iron shall not be Eligible Frac Iron if it (a) is not subject to a perfected, first priority security interest in favor of the Collateral Agent and no other Lien (other than a Permitted Encumbrance), (b) does not conform to all standards imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof, (c) is in transit, other than such Equipment that is in transit (i) between locations of the Loan Parties or (ii) from a vendor located in the United States to a Loan Party, so long as title to such in transit Equipment has passed to such Loan Party, (d) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement; (e) is situated at a location not owned by a Loan Party unless the owner or occupier of such location has executed in favor of the Collateral Agent a Collateral Access Agreement or the rent of such location is subject to an Availability Reserve, other than such Equipment temporarily stored at a Customer location in connection with the providing of services to such Customer or (f) is mounted or attached to a motor vehicle.

“Eligible Inventory” means, with respect to each Loan Party, all Inventory (excluding work in progress) of such Loan Party which the Collateral Agent, in its judgment, exercised in its Permitted Discretion, shall not deem to be obsolete, slow moving or unmerchantable and which the Collateral Agent, in its judgment, exercised in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as the Collateral Agent may from time to time deem appropriate, provided any such acquired Inventory shall also be subject to an appraisal if requested by the Administrative Agent pursuant to Section 6.10(c) hereof. In addition, Inventory shall not be Eligible Inventory if it (a) is not subject to a perfected, first priority security interest in favor of the Collateral Agent and no other Lien (other than a Permitted Encumbrance), (b) does not conform to all standards imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof, (c) is in transit, other than Inventory that is in transit (i) between locations of the Loan Parties or (ii) from a vendor located in the United States to a Loan Party, so long as title to such in transit Inventory has passed to such Loan Party, (d) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement, (e) constitutes Consigned Inventory, or (f) is situated at a location not owned by a Loan Party unless the owner or occupier of such location has executed in favor of the Collateral Agent a Collateral Access Agreement or the rent of such location is subject to an Availability Reserve, other than, at any time when Excess Availability is equal to or exceeds
$17,500,000, Inventory temporarily stored at a Customer location in connection with the providing of services to such Customer in an aggregate amount not exceeding $5,000,000.

“Eligible Unbilled Accounts” means, with respect to each Loan Party, each Account (other than an Eligible Billed Account) of such Loan Party arising in the ordinary course of business and which the Collateral Agent, in its judgment, exercised in its Permitted Discretion, shall not deem to be excluded as ineligible. An Account shall not be eligible unless such Account is subject to the Collateral Agent’s first priority perfected security interest and no other Lien (other than Permitted

Encumbrances), provided any such acquired Accounts shall also be subject to a field examination if requested by the Administrative Agent pursuant to Section 6.10(b) hereof. In addition, no Account shall be an Eligible Unbilled Account if:

(a)it arises out of a sale made by any Loan Party to an Affiliate of any Loan Party or to a Person controlled by an Affiliate of any Loan Party;

(b)more than twenty (20) days have elapsed from the date on which the goods or services to which such Account related was delivered or performed;

(c)fifty percent (50%) or more of the Accounts from a referenced Customer are deemed ineligible hereunder, provided that such percentage may, in the Collateral Agent’s Permitted Discretion be increased from time to time;

(d)any representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect, or any covenant contained in this Agreement with respect to such Accounts has been breached and the resultant Event of Default has not been waived;

(e)the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f)the sale is to a Customer located outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Collateral Agent in its Permitted Discretion;

(g)the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and- return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper with respect to which the Collateral Agent does not have a perfected first priority security interest;

(h)the Administrative Agent believes, in its Permitted Discretion, that collection of such Account is insecure or that such Account may not be paid, in either case by reason of the Customer’s financial inability to pay;

(i)the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub- Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances, but only to the extent the aggregate amount of all such Accounts not subject to such assignment pursuant to this clause (i) and all Eligible Billed Accounts not subject to such assignment pursuant to clause (h) of the definition of “Eligible Billed Accounts” exceeds
$6,000,000 as of any date of determination;

(j)the goods giving rise to such Account have not been delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by the applicable Loan Party or accepted by the Customer, except in the ordinary course of business, or the Account otherwise does not represent a final sale;

(k)the Accounts of the Customer exceed a credit limit determined by the Collateral Agent, in its Permitted Discretion and reasonably taking into account the credit and financial circumstances of the Customer, to the extent such Account exceeds such limit;

(l)the Account is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense, dispute or counterclaim), except in the ordinary course of business, or the Customer is also a creditor or supplier of a Loan Party (to the extent of any amounts owed by such Borrower to such Customer as a creditor or supplier), or the obligations of the Customer to make payment with respect to such Account is otherwise contingent, unliquidated or unfixed (but only to the extent of such contingency);

(m)the applicable Loan Party has made any agreement with the applicable Customer for any deduction therefrom for prompt payment, except for (x) discounts or allowances made in the ordinary course of business, all of which discounts or allowances are reflected in the calculation of the amount of the applicable Account related thereto or
(y) any such deduction, only to the extent the maximum potential amount of such deduction against the applicable Account is reflected in the calculation of the Borrowing Base;

(n)any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed, other than in the ordinary course of business;

(o)such Account is payable by a Loan Party;

(p)such Account is not otherwise satisfactory to the Collateral Agent as determined by the Collateral Agent in the exercise of its Permitted Discretion; or

(q)when aggregated with other Accounts owing by any such Customer, it exceeds (i) with respect to any such Customer that is rated (or whose parent is rated) at least Baa3 by Moody’s or BBB- by Standard and Poor’s, 35% of the aggregate Eligible Billed Accounts and Eligible Unbilled Accounts, (ii) with respect to Chevron Corporation, Exxon Mobil Corporation or Royal Dutch Shell plc, 45% of the aggregate Eligible Billed Accounts and Eligible Unbilled Accounts or (iii) with respect to any other such Customer, 20% of the aggregate Eligible Billed Accounts and Eligible Unbilled Accounts; provided that, any such Account shall only be excluded to the extent of such excess.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, rule of common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the release of any materials into the Environment, including those related to Hazardous Materials, air emissions and waste water discharges.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, natural resource damages, costs of environmental remediation, regulatory oversight fees, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, a failure to make by its due date a required installment under Section 430(j) of the Code with respect to a Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (g) a determination that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof or cured with the consent of the Required Lenders.

“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)the Loan Cap minus

(b)the Total Outstandings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds, property or assets received by the Loan Parties or their respective Restricted Subsidiaries from contributions to, or the issuance or other sale of, the common equity capital of any Loan Party (other than proceeds in connection with a Cure Right).

“Excluded Property” has the meaning ascribed to such term in the Security Agreement.

“Excluded Subsidiary” means (a) at the Lead Borrower’s option, any Subsidiary that is not, as of the Second Restatement Effective Date or as of the date of the Acquisition thereof, a wholly owned Subsidiary of the Parent, (b) any Captive Insurance Subsidiary, (c) any Foreign Subsidiary or any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC,
(d) any Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the stock of one or more Foreign Subsidiaries that are CFCs, (e) any not-for-profit Subsidiary, (f) each Immaterial Subsidiary, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Lead Borrower, the burden or cost (including any adverse tax consequences) of providing the guarantee shall outweigh the benefits to be obtained by the Lenders therefrom, (h) each Unrestricted Subsidiary, (i) any Subsidiary (whether existing on or acquired following the Effective Date) that is prohibited from guaranteeing the Obligations by applicable Law or Contractual Obligations that are in existence on the Effective Date or at the time of acquisition and not entered into in contemplation thereof or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), and (j) any special purpose securitization vehicle (or similar entity); provided that no Subsidiary that guarantees any Designated Senior Indebtedness (including Permitted Refinancings thereof) shall be deemed to be an Excluded Subsidiary at any time such guarantee is in effect.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time such guarantee or grant of a security interest by such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Agents, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by such recipient’s net income (however denominated), franchise taxes and branch profits taxes, in each case imposed by a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in, such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, or sold or assigned any interest in any Loan, Letter of Credit or Loan Document), (b) in the case of a Lender (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 10.13), any U.S. federal withholding tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01, (c) any taxes attributable to such Lender’s failure to comply with Section 3.01(e), (d) any U.S. federal withholding taxes imposed under FATCA and (e) any U.S. federal backup withholding taxes under section 3406 of the Code.

“Existing Class” has the meaning provided in Section 2.16(a).

“Existing Commitment” has the meaning provided in Section 2.16(a).

“Existing Letters of Credit” has the meaning provided in Section 2.03(a)(vi).

“Existing Loans” has the meaning provided in Section 2.16(a).

“Extended Class” has the meaning provided in Section 2.16(a).

“Extended Commitments” has the meaning provided in Section 2.16(a).

“Extended Loans” has the meaning provided in Section 2.16(a).

“Extending Lender” has the meaning provided in Section 2.16(b).

“Extension Amendment” has the meaning provided in Section 2.16(c).

“Extension Date” has the meaning provided in Section 2.16(d).

“Extension Election” has the meaning provided in Section 2.16(b).

“Extension Request” has the meaning provided in Section 2.16(a).

“Extension Series” means all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Facility Guaranty” means the guarantee made by the Guarantors in favor of the Agents and the other Credit Parties as of the Effective Date in form of Exhibit I to the Original ABL Credit Agreement.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined by the Lead Borrower in its good faith discretion. Fair Market Value may be (but need not be) conclusively established by means of an officer’s certificate or resolutions of the Board of Directors of the Lead Borrower setting out such Fair Market Value as determined by such Officer or such Board of Directors in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Second Restatement Effective Date (and as amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Department regulations or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the fee letter, dated as of February 17, 2017, by and among the Lead Borrower, the Administrative Agent and the other parties thereto.

“FILO Tranche” has the meaning specified in Section 2.15(e)(iv).

“Fiscal Month” means any fiscal month of the Parent and its Subsidiaries.

“Fiscal Quarter” means any fiscal quarter of the Parent and its Subsidiaries.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each calendar year.

“Fitch” means Fitch Ratings or its successor.

“Fixed Charges” means for any Measurement Period, the sum of, without duplication, (a) Consolidated Interest Charges paid in cash or required to be paid in cash for such Measurement Period (net of interest income for such Measurement Period), plus (b) the scheduled principal payments required to be made in cash on account of Indebtedness (excluding the Obligations, and any Synthetic Lease Obligations, but including, without limitation, the principal portion of scheduled payments of Capital Lease Obligations) for such Measurement Period, plus (c) the aggregate amount of all regularly scheduled Restricted Payments paid in cash by the Parent during such Measurement Period (other than, solely for the purpose of measuring the Consolidated Fixed Charge Coverage Ratio under Section 7.14, in reliance on Section 7.06(e)), plus (d) the aggregate amount of all Restricted Payments paid in cash by the Parent during such Measurement Period made in reliance on Section 7.06(k), in each case of clauses (a) and (b) determined on a Consolidated basis for the Parent in accordance with GAAP.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of a Borrower which is not a Domestic Subsidiary.

“Frac Iron” means all Equipment constituting new and unused “fluid ends”.

“FRB” means the Board of Governors of the Federal Reserve System of the United
States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, county, provincial, municipal, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any agency, authority or instrumentality (including any bilateral or multilateral agency authority or instrumentality formed by treaty) exercising executive, legislative, judicial, regulatory, administrative, military, peacekeeping or police powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of checks, drafts and other items for payment of money for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) the Parent, (b) each Subsidiary of the Parent existing on the Second Restatement Effective Date that is not a Borrower hereunder (other than an Excluded Subsidiary), (c) each Borrower, other than with respect to its own Obligations and (d) each other Subsidiary of the Parent that executes and delivers a Facility Guaranty pursuant to Section 6.11 after the Second Restatement Effective Date.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature which in each case are regulated pursuant to any Environmental Law.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the Lead Borrower to the Administrative Agent at any time or from time to time as an Immaterial Subsidiary, that, as of the last day of the Fiscal Year of the Parent most recently ended or, if organized or acquired after the end of such Fiscal Year, at the date of designation, had revenues or Total Assets for such year in an amount that is less than 2% of the consolidated revenues or Total Assets, as applicable, of the Parent and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence or acquired on such date); provided that all such Immaterial Subsidiaries, taken together, as of the last day of the Fiscal Year of the Parent most recently ended, shall not have revenues or Total Assets for such year in an amount that is equal to or greater than 5% of the consolidated revenues or Total Assets, as applicable, of the Parent and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence on such date).
Any Restricted Subsidiary that executes a Guarantee of the Obligations shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above.

“Increase Effective Date” has the meaning provided in Section 2.15(d).

“Increase Joinder” has the meaning provided in Section 2.15(f).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and similar obligations) which purchase price is due more than one year after the later of the date of placing the property in service or taking delivery and title thereto;

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that the amount of such Indebtedness will be the lesser of the Fair Market Value of such asset at such date of determination, and the amount of such Indebtedness of such other Person;

(f)all Attributable Indebtedness of such Person;

(g)all obligations of such Person in respect of Disqualified Stock; and

(h)to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person of the type described in clauses (a) through (f) (other than by endorsement of negotiable instruments for collection in the ordinary course of business).

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness that has been defeased or for which funds have been irrevocably deposited with the applicable trustee for redemption shall be deemed to be $0. Accrual of interest, the accretion of accreted value, the amortization or accretion of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be Indebtedness. Guarantees of, or obligations in respect of letters of credit bankers’ acceptances or similar instruments relating to, or Liens securing, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant. Indebtedness that is cash collateralized shall not be deemed to be Indebtedness hereunder to the extent of such cash collateralization.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing.

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means United States and non-United States: (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress, business names, designs, logos, indicia of origin, and other source and/or business identifiers; (c) Internet domain names and associated websites; (d) copyrights, including copyrights in computer software; (e) industrial designs, databases, data, trade secrets, know-how, technology, unpatented inventions and other confidential or proprietary information; (f) all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (g) all tangible and intangible property embodying the copyrights and unpatented inventions (whether or not patentable); (h) license agreements related to any of the foregoing and income therefrom; (i) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (j) all other intellectual property; and (k) all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means each of (a) the intercreditor agreement dated as of March 15, 2017, by and among the Collateral Agent, the Term Loan Agent, the other agents party thereto (if any), the Borrowers and the Guarantors, as amended by Intercreditor Agreement Amendment No. 1 and as may be further amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof, and (b) one or more other intercreditor agreements entered into by and among the Collateral Agent, the Designated Senior Agent, the other agents party thereto (if any), the Borrowers and the Guarantors, in form and substance reasonably acceptable to the Collateral Agent, as may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof.

“Intercreditor Agreement Amendment No. 1” means Amendment No. 1 to the Intercreditor Agreement dated as of October 31, 2019 to the intercreditor agreement dated as of March 15, 2017, by and among the Collateral Agent, the Term Loan Agent, the other agents party thereto (if any), the Borrowers and the Guarantors.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a ~~LIBOR Rate~~Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day of each month and the Maturity Date.

“Interest Period” means, as to each ~~LIBOR Rate~~Term SOFR Loan, the period commencing on the date such ~~LIBOR Rate~~Term SOFR Loan is disbursed or Converted to or continued as a ~~LIBOR Rate~~Term SOFR Loan and ending on the date one, ~~two,~~ three or six months thereafter ~~(or with the consent of all applicable Lenders, twelve months thereafter)~~, as selected by the Lead Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Lead Borrower and consented to by all the Lenders and the Administrative Agent (in the case of each Interest Period, subject to availability); provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Maturity Date ~~for the Class of Loans of which such LIBOR Rate Loan is part; and~~

(d)~~notwithstanding the provisions of clause (c), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing would be for a shorter period, such Interest Period shall not be available hereunder~~.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; and (c) goods of said description which are returned, repossessed or rejected.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the saleability of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory to the extent not taken into account in determining the cost of liquidation of such Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)Obsolescence;

(b)Shrink;

(c)Change in Inventory character;

(d)Change in Inventory composition;

(e)Change in Inventory mix;

(f)Mark-downs (both permanent and point of sale); and

(g)Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any other investment of money or capital in another Person in order to obtain a profitable return. For purposes of covenant compliance, the amount of any outstanding Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any repayments thereof.

“Investment Grade Customer” means any Customer that has an issuer rating (or has a direct or indirect parent entity that has an issuer rating) of BBB- or better from S&P or from Fitch or Baa3 or better from Moody’s.

“IPO” has the meaning specified in Section 4.01(e).

“IPO Proceeds” has the meaning specified in Section 4.01(e).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by each L/C Issuer and any Borrower (or any Subsidiary) or in favor of each L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Administrative Agent, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor.

“Keane Group” means, collectively, the Parent and its Subsidiaries (but excluding, for all purposes other than the financial statements, Unrestricted Subsidiaries).

“Keane Investor” means Keane Investor Holdings, LLC, a Delaware limited liability company.

“Laws” means each international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, or authorization and permit of or any agreement with any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each Lender with an L/C Issuer Sublimit in its capacity as an issuer of Letters of Credit hereunder, or any successor or additional issuer of Letters of Credit hereunder (which successor or additional issuer may only be a Lender or Affiliate of a Lender which has agreed in writing to be an L/C Issuer and which is selected by the Lead Borrower and acceptable to the Administrative Agent in its reasonable discretion, in which case all or any portion of any existing L/C Issuer’s L/C Issuer Sublimit (as agreed between the Lead Borrower, the Administrative Agent and such new L/C Issuer) may be transferred to such new L/C Issuer);

provided that Citibank, N.A. shall be deemed to be an L/C Issuer hereunder solely with respect to any Existing Letters of Credit issued by Citibank, N.A.. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the applicable L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Issuer Sublimit” means (a) with respect to any L/C Issuer listed on Schedule 1.05, the amount set forth opposite such L/C Issuer’s name on such Schedule as the same may be reduced from time to time pursuant to the terms of this Agreement and (b) with respect to any other L/C Issuer, the amount specified to be such L/C Issuer’s “L/C Issuer Sublimit” at the time such L/C Issuer becomes an L/C Issuer (as contemplated by the definition of “L/C Issuer”), as the same may be reduced from time to time pursuant to the terms of this Agreement; provided that with the consent of the Lead Borrower and the Administrative Agent not to be unreasonably withheld or delayed, any L/C Issuer may assign in whole or part a portion of its L/C Issuer Sublimit to any other Lender who consents to such assignment.

“L/C Obligations” means, as at any date of determination and without duplication, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, Rule
3.13 of the ISP, or because a drawing was presented under such Letter of Credit on or prior to the last date permitted for presentation thereunder but has not yet been honored or dishonored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning set forth in the preamble hereto.

“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender and (or if implied by the context, or) an L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is two days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments (with each such reduction to result in a pro rata reduction in the L/C Issuer Sublimit of each L/C Issuer).

~~“LIBOR” has the meaning specified in the definition of “LIBOR Rate”.~~

~~“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.~~

~~“LIBOR Rate” means:~~

~~(a)for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum~~ equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by ~~the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and~~

~~(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;~~

~~provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise determined by the Administrative Agent and~~
~~(ii) to the extent the LIBOR Rate as determined pursuant to clause (a) or (b) above would otherwise be less than zero, then the LIBOR Rate shall be deemed to be zero.~~

~~“LIBOR Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBOR Rate.~~

~~“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available~~ source providing such quotations as may be designated by the Administrative Agent from time to ~~time).~~

~~“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed~~ LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, ~~administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially~~ consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as ~~the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).~~

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, each Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes. In no event shall the term “Lien” be deemed to include any license of Intellectual Property unless such license contains a grant of a security interest in such Intellectual Property.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going-out- of-business” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidity” means the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents on hand of the Parent and its Subsidiaries and (b) Excess Availability.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base.

“Loan Documents” means this Agreement, Amendment No. 1, each Note, each Issuer Document, all Borrowing Base Certificates, the Blocked Account Agreements, the Security Documents, the Intercreditor Agreement, the Facility Guaranty, each Joinder Agreement and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Agent or any Lender under the Loan Documents, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of this Agreement or the Security Documents.

“Material Contract” means, with respect to any Person, each contract (other than the Loan Documents) to which such Person is a party as to which the breach, nonperformance, or cancellation by any party thereto would have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding the lesser of (i) $50,000,000 and (ii) the amount of any corresponding threshold in the documentation governing any Designated Senior Indebtedness. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be excluded, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means (a) with respect to the Loans arising under the initial Commitments hereunder that have not been extended pursuant to Section 2.16, the date that is the fifth anniversary after the Second Restatement Effective Date (the “Original Loan Maturity Date”), (b) with respect to any tranche of Extended Loans, the final maturity date as specified in the applicable Extension Amendment and (c) with respect to any Loans arising under the Additional Commitments, the final maturity date as specified in the applicable Increase Joinder.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four (4) consecutive Fiscal Quarter for which financial statements were required to have been delivered pursuant to the terms of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to the Keane Group, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means with respect to any Disposition by any Loan Party, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, the excess, if any, of (a) the sum of cash and Cash Equivalents received by any Loan Party in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount of, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral Agent’s Lien on such asset and that is required to be repaid (or for which an escrow is required to be established for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents or under any Bank Products or Cash Management Services) or Indebtedness or other obligations of any Restricted Subsidiary that is disposed of in such transaction, plus (ii) the reasonable and customary out-of-pocket fees and expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, advisor, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) plus (iii) amounts provided as a reserve against any liabilities
(x) under any indemnification obligation or purchase price adjustment associated with such Disposition or (y) related to any of the applicable assets and retained by a Loan Party including, without limitation, Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), plus (iv) in the case of any Disposition by, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of, a non-wholly owned Loan Party, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to non- controlling interests or not available for distribution to or for the account of a Loan Party as a result thereof, plus (v) taxes paid or reasonably estimated to be payable as a result thereof.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means (a) a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1 to the Original ABL Credit Agreement, and (b) the Swing Line Note, as each may be amended, supplemented or modified from time to time.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (b) subject to the limitations in the Intercreditor Agreement, any Other

Liabilities; provided, that the Obligations of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties and/or (b) any Bank Product furnished to any of the Loan Parties, as each may be amended from time to time, but in each case only if and to the extent that the provider of such Bank Product or Cash Management Service has furnished the Administrative Agent with notice thereof as required under Section 9.12 hereof; provided, that the Other Liabilities of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement, registration of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such amounts imposed as a result of an assignment (“Assignment Taxes”), but only to the extent such Assignment Taxes (a) do not relate to an assignment made at the request of a Borrower pursuant to Section 10.13 and (b) are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than a connection arising from such assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Excess Availability is less than zero.

“Parent” has the meaning set forth in the recitals to this Agreement.

“Parent Stockholders’ Agreement” means the Second Amended and Restated Stockholders’ Agreement, dated the Second Restatement Effective Date, by and among the Parent and the holders of Equity Interests of the Parent party thereto.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment (including a Restricted Payment), that (a) no Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, and (b) either (i)(A) after giving effect to such transaction or payment, Excess Availability exceeds the greater of (x) twelve and a half percent (12.5%) of the Loan Cap and (y) $40,000,000 (or in the case of a Restricted Payment, the greater of (xx) fifteen percent (15.0%) of the Loan Cap and (yy)
$45,000,000) as at such date and on a pro forma basis for the preceding thirty (30) calendar day period, and (B) the pro forma Consolidated Fixed Charge Coverage Ratio calculated for the most recently ended Measurement Period hereof, after giving effect to such transaction or payment equals or exceeds 1.00:1.00 or (ii) after giving effect to such transaction or payment, Excess Availability equals or exceeds the greater of (x) fifteen percent (15.0%) of the Loan Cap and (y)
$45,000,000 (or in the case of a Restricted Payment, the greater of (xx) seventeen and a half percent (17.5%) of the Loan Cap and (yy) $52,500,000) as at such date and on a pro forma basis for the preceding thirty (30) calendar day period. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent an officer’s certificate (1) confirming that no Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment and (2) setting forth calculations showing satisfaction of the conditions contained in clause (b) above which shall be reasonably satisfactory to the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” has the meaning set forth in the Security Agreement.

“Permitted Acquisition” means an Acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person in which all of the following conditions are satisfied:

(a)no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom);

(b)any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Permitted Indebtedness;

(c)the Loan Parties shall have satisfied the Payment Conditions;

(d)such Acquisition shall have been approved by the Board of Directors of the Person which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law; and

(e)if the Person which is the subject of such Acquisition will be maintained as a Restricted Subsidiary of a Loan Party, or if the assets acquired in an Acquisition will be transferred to a Restricted Subsidiary which is not then a Loan Party, such Restricted Subsidiary and the Loan Parties holding its Equity Interests shall, to the extent required thereunder, comply with the requirements of Section 6.11 within 30 days after the consummation of such Acquisition.

“Permitted Cure Security” means any Equity Interest of the Parent other than any Disqualified Stock; provided that any such Equity Interests issued for purposes of exercising a Cure Right pursuant to Section 8.04 that are not common Equity Interests shall be on terms and conditions reasonably acceptable to the Administrative Agent.

“Permitted Discretion” means the Administrative Agent’s good faith credit judgment acting in accordance with the Administrative Agent’s past practices for asset-based lending in the oilfield services industry and based upon any factor or circumstance which it reasonably believes in good faith: (a) will or is reasonably likely to adversely affect the value of the Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon in favor of the Credit Parties or the amount which the Collateral Agent and the Credit Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral;
(b) that any collateral report or financial information delivered to the Administrative Agent by or on behalf of the Loan Parties is incomplete, inaccurate or misleading in any material respect; (c) will or is reasonably likely to materially increase the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Loan Party; or (d) will or is reasonably likely to create a Default or Event of Default. Notwithstanding the foregoing, it shall not be within the Permitted Discretion for the Administrative Agent to establish Reserves which are duplicative of each other whether or not such reserves fall under more than one reserve category.

“Permitted Disposition” means any of the following:

(a)Dispositions of (i) inventory or Frac Iron in the ordinary course of business, (ii) goods held for sale in the ordinary course of business and (iii) other assets (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or become abandoned) (other than ABL Priority Collateral) having Fair Market Value not exceeding $50,000,000 in the aggregate per Fiscal Year, plus any amounts permitted but not used in prior Fiscal Years for any such Disposition; provided that in no event shall the aggregate Fair Market Value of Dispositions made pursuant to this clause (a)(iii) exceed $100,000,000 in any Fiscal Year;

(b)non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries, provided that such licenses shall not interfere with the ability of the Administrative Agent to exercise any of its rights and remedies with respect to any of the Collateral or have a material adverse effect on the value of the Intellectual Property;

(c)Dispositions of Equipment (other than Frac Iron) (including abandonment of or other failures to maintain and preserve) so long as after giving effect to such Disposition, no Default or Event of Default shall exist or have occurred and be continuing;

(d)Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;

(e)Dispositions by any Restricted Subsidiary which is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(f)Disposition of any Equity Interest of the Parent;

(g)any Disposition which constitutes a Permitted Investment, Restricted Payment permitted under Section 7.06 or Permitted Encumbrance (or an enforcement thereof), and any transaction permitted by Section 7.04;

(h)Dispositions by any Loan Party or any Restricted Subsidiary of its right, title and interest in and to any Real Estate and related fixtures, including, without limitation, Dispositions to any other Restricted Subsidiary or in connection with sale- leaseback transactions provided that the Loan Parties shall have used commercially reasonable efforts to cause the Person (if not a Loan Party) acquiring such Real Estate to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent in the event that a Loan Party or any Subsidiary will occupy such Real Estate and maintain Collateral thereon;

(i)Dispositions of the Equity Interests of any Unrestricted Subsidiary;

(j)(i) Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business and consistent with past practice and (ii) sales of assets received by a Borrower or any Subsidiary upon foreclosure of a Permitted Encumbrance;

(k)Dispositions consisting of (i) leases, assignments or subleases in the ordinary course of business, and (ii) the grant of any license or sublicense of patents, trademarks, know-how and any other intellectual property or other general intangibles; provided that such grant of license or sublicense shall not prohibit the sale or liquidation of property of the type included in the Borrowing Base (other than cash);

(l)Dispositions of cash and Permitted Investments described in clauses (a) through (f) of the definition of “Permitted Investments,” in each case on ordinary business terms;

(m)other Dispositions (other than ABL Priority Collateral), provided that (i) not less than 75% of the total consideration (other than (A) the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Parent or any of its Restricted Subsidiaries and the valid release of such Person, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Parent or any of its Restricted Subsidiaries from the transferee that are converted by the Parent or any of its Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the receipt of such securities, notes or other obligations, as applicable, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Parent and each other Restricted Subsidiary, as applicable, are released from any Guarantee of payment of such Indebtedness in connection with such Disposition, (D) consideration consisting of Indebtedness of any Loan Party (other than Subordinated Indebtedness) received after the Second Restatement Effective Date from Persons who are not the Parent or any Restricted Subsidiary and (E) in connection with an asset swap, all of which shall be deemed “cash”) received is cash or Cash Equivalents (excluding (x) any customary escrow for indemnification or similar obligations in connection therewith and (y) any indemnities, representations and warranties, covenants, non-compete provisions and similar provisions customary therefor), or Designated Non-Cash Consideration, so long as the Fair Market Value of all Designated Non-Cash Consideration utilized under this clause (m) and not yet converted to cash at such time does not exceed the greater of
$50,000,000 and 5.0% of Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (ii) all of the consideration received is at least equal to the Fair Market Value of the assets Disposed;

(n)Dispositions described in Schedule 7.05;

(o)Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Parent or any of its Subsidiaries;

(p)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (including to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business);

(q)any exchange of assets for assets or services (other than current assets) related to a similar business of comparable or greater market value or usefulness to the business of the Keane Group as a whole, as determined in good faith by the Lead Borrower;

(r)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(s)any Disposition of Excluded Property (or the Equity Interests of Persons substantially all of the assets of which constitute Excluded Property);

(t)any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(u)any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(v)the unwinding of any Swap Contract pursuant to its terms. “Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);

(b)Carriers’, warehousemen’ s, mechanics’, materialmen’ s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);

(c)Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)Pledges and deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)(i) Liens in respect of judgments that would not constitute an Event of Default hereunder, and (ii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to such notices and rights and for which adequate reserves have been made to the extent required by GAAP;

(f)(i) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties taken as a whole and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property, and (ii) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party (in each case, other than a Loan Party or any Restricted Subsidiary) on property over which a Loan Party or any Restricted Subsidiary of a Loan Party has easement rights or on any leased property with respect to which a Loan Party or a Restricted Subsidiary is the tenant and subordination or similar arrangements relating thereto and (iii) any condemnation or eminent domain proceedings affecting any real property;

(g)Liens existing on the Second Restatement Effective Date and listed on Schedule 7.01 hereto and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased (other than as permitted as “Permitted Indebtedness”), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(h)Liens on fixed or capital assets acquired by any Loan Party securing Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness” so long as such Liens shall not extend to any other property or assets of the Loan Parties, other than replacements thereof and additional and accessions to such property and the products and proceeds thereof;

(i)Liens pursuant to any Loan Documents;

(j)Landlords’ and lessors’ Liens in respect of rent not in default for more than any applicable grace period, not to exceed thirty (30) days;

(k)Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Second Restatement Effective Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions and securities intermediaries and other Liens on Cash and Cash Equivalents securing cash management services and bank products in the ordinary course of business;

(m)Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party or Liens on equipment of the Borrowers and their Subsidiaries granted in the ordinary course of business to a client or supplier at which such equipment is located;

(n)Voluntary Liens on property (other than property of the type included in the Borrowing Base other than cash) in existence at the time such property is acquired pursuant to a Permitted Acquisition or other Permitted Investment (or other acquisition or investment not prohibited hereunder) or is otherwise merged or consolidated with a Restricted Subsidiary or on such property of a Restricted Subsidiary of a Loan Party in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other Permitted Investment (or other acquisition or investment not prohibited hereunder) or is otherwise merged or consolidated with a Restricted Subsidiary; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other Permitted Investment or other acquisition or investment not prohibited hereunder or merger or consolidation and do not attach to any other assets of any Loan Party or any Restricted Subsidiary;

(o)Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p)Liens securing Indebtedness permitted pursuant to clause (r) of the definition of “Permitted Indebtedness”; provided such Liens on the assets comprising ABL Priority Collateral are junior to those securing the Obligations and subject at all times to the Intercreditor Agreement;

(q)[reserved];

(r)Liens solely on any cash earnest money deposits made by a Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or consisting of an agreement to sell any property (including liens on assets deemed to arise as a result thereof);

(s)[reserved];

(t)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(u)deposits made in the ordinary course of business to secure liability to insurance carriers and Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(v)any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses (including software and other technology licenses) entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;

(w)Liens in favor of any Loan Party;

(x)Liens incurred by a Restricted Subsidiary that is not a Loan Party securing any Permitted Indebtedness of a Restricted Subsidiary that is not a Loan Party;

(y)Liens not otherwise permitted by any one or more of the foregoing clauses; provided that (i) the aggregate principal amount of obligations secured thereby does not exceed the greater of $100,000,000 and 10% of Total Assets at any time, and (ii) if any such Lien is granted over any of the ABL Priority Collateral, such Lien must be subject to the Intercreditor Agreement and junior in all respects to the Liens in favor of the Obligations under this Agreement;

(z)Liens on cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes issued by the Parent or any of its Subsidiaries to the extent not prohibited by Section 7.07 of this Agreement;

(aa)    any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(bb)    Liens on Excluded Property;

(cc)    Liens securing Indebtedness permitted pursuant to clauses (d), (e), (j), (k), (l) (to the extent the related Permitted Indebtedness is permitted to be secured), (m) and (n) of the definition of “Permitted Indebtedness”;

(dd)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (g), (n) and (p); provided, however, that (i) such new Lien shall be limited to all or part of the same property that was encumbered by the original Lien (plus improvements on such property) or could have been encumbered by the original

Lien and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under such clause at the time the original Lien became a Permitted Encumbrance, plus accretion of original issue discount, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided, further that such Liens with respect to the foregoing clause (p) are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and such Liens on ABL Priority Collateral are junior to the Liens securing the Obligations under this Agreement; and

(ee)    Liens on cash collateral deposited into any escrow account issued in connection with any Permitted Acquisition pursuant to customary escrow arrangements reasonably satisfactory to the Administrative Agent to the extent such cash collateral represents the proceeds of financing and additional amounts to pay accrued interest on and/or the redemption price of the financing.

“Permitted Holders” shall mean (a) the Sponsors and any other Funds or managed accounts advised or managed by any Sponsor or any of a Sponsor’s Affiliates and Keane Investor, (b) any person that has no material assets other than the capital stock of the Parent, a parent of the Parent or capital stock of a Person engaged in a Similar Business and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Parent, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (a) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clause (a) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Parent (a “Permitted Holder Group”), so long as (i) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (ii) no Person or other “group” (other than a Permitted Holder specified in clause (a) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.

“Permitted Indebtedness” means each of the following:

(a)Indebtedness outstanding on the Second Restatement Effective Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b)Indebtedness among the Parent and its Restricted Subsidiaries; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(c)without duplication of Indebtedness described in clause (f) below, purchase money Indebtedness of any Loan Party incurred after the Second Restatement Effective Date to finance the acquisition, lease, construction or improvement of any fixed or capital assets, including Attributable Indebtedness under Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that (i) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed the greater of $100,000,000 and 10% of the Total Assets at the time of incurrence, (ii) such Indebtedness is incurred prior to or within two hundred and seventy days (270) after such acquisition, lease, construction or improvement (other than Permitted Refinancing thereof), (iii) such Indebtedness does not exceed the cost of acquisition, lease, construction or improvement of such fixed or capital assets, and (iv) such assets shall not be included in the Borrowing Base;

(d)obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in commodity prices, interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”;

(e)obligations in respect of self-insurance and obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and similar instruments and performance and completion guarantees and similar obligations, in each case, incurred in the ordinary course of business;

(f)Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or other Permitted Investment, provided that such Indebtedness (other than Earn-Out Obligations) is subordinated to the Obligations on terms reasonably acceptable to the Agents;

(g)Indebtedness of any Person that becomes a Restricted Subsidiary of a Loan Party in a Permitted Acquisition, Permitted Investment (or other acquisition not prohibited hereunder), which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of a Loan Party) and Permitted Refinancings thereof; provided that the aggregate principal amount of Indebtedness permitted to be incurred pursuant to this clause (g) shall not exceed the greater of $100,000,000 and 10% of Total Assets;

(h)the Obligations;

(i)Subordinated Indebtedness;

(j)Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not result in a Default or Event of Default;

(k)obligations in respect of letters of credit existing as of the Second Restatement Effective Date to secure obligations of the type described in clauses (c) and
(d) of the definition of “Permitted Encumbrances”;

(l)Guarantees of Indebtedness described in this definition;

(m)Permitted Junior Debt;

(n)Indebtedness with respect to all obligations and liabilities, contingent or otherwise, in respect of letters of credit, acceptances and similar facilities incurred in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(o)Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or any other direct or indirect parent of a Borrower permitted by Section 7.06;

(p)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q)(i) obligations under Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, credit card processing services and purchase cards or (ii) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence;

(r)the Designated Senior Indebtedness, including any Permitted Refinancing thereof;

(s)Indebtedness secured by cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes to the extent not prohibited by Section 7.07 of this Agreement;

(t)Indebtedness not specifically described herein in an aggregate principal amount not to exceed the greater of $100,000,000 and 10% of Total Assets;

(u)[reserved];

(v)Indebtedness of Foreign Subsidiaries of the Parent in an amount not to exceed the greater of (i) $50,000,000 and (ii) 5.0% of the Total Assets and any Permitted Refinancing thereof;

(w)to the extent constituting Indebtedness, obligations in respect of (i) customer deposits and advance payments received in the ordinary course of business; (ii) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business and (iii) any customary cash management, cash pooling or netting or setting off arrangements or automatic clearinghouse arrangements in the ordinary course of business; and

(x)Contribution Indebtedness and any Permitted Refinancing thereof. “Permitted Investments” means each of the following:
(a)as long as no Dominion Trigger Event is then in effect at the time of the making of such Investment or would arise therefrom (collectively, “Cash Equivalents”) (including the subsequent monetization thereof):

(i)U.S. dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii)securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(iii)certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(iv)repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)commercial paper issued by a corporation (other than an Affiliate of the Parent) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(vi)readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(vii)Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(viii)investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (vii) above.

(b)Investments (i) existing on the Second Restatement Effective Date, and set forth on Schedule 7.02,(ii) made pursuant to binding commitments (whether or not subject to conditions) in effect on the Second Restatement Effective Date and set forth on Schedule 7.02 or (iii) that replace, refinance, refund, renew or extend any Investment described under either of the immediately preceding clauses (i) or (ii) but not any increase in the amount thereof unless required by the terms of the Investment or otherwise permitted hereunder;

(c)(i) Investments in the Parent and its Restricted Subsidiaries; provided that Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties pursuant to this clause (c)(i) shall be subject to compliance with the Payment Conditions and (ii) Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties up to $50,000,000;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)Guarantees constituting Permitted Indebtedness;

(f)Investments by any Loan Party in Swap Contracts permitted hereunder;

(g)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers, in each case in the ordinary course of business;

(h)loans or advances to officers, directors and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for any other purposes not described in the foregoing clause (i); provided that the aggregate principal amount outstanding at any time under clause (ii) above shall not exceed $15,000,000;

(i)advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(j)(i) Investments constituting Permitted Acquisitions, (ii) Investments in an aggregate amount pursuant to this clause (j)(ii) not exceeding $50,000,000 and (iii) subject to no Default or Event of Default, Acquisitions (for purposes of this subclause (iii), Acquisitions shall include any transaction that would otherwise constitute an Acquisition in accordance with the definition thereof regardless of the aggregate consideration payable in connection with such transaction) in an aggregate amount (such amount to exclude any consideration funded with the net proceeds of any substantially concurrent issuance of Equity Interests) pursuant to this clause (j)(iii) not exceeding
$50,000,000 in any Fiscal Year;

(k)Investments consisting of deposits, prepayments and other credits to suppliers in the ordinary course of business;

(l)the endorsement of instruments for collection or deposit in the ordinary course of business;

(m)Investments consisting of non-cash consideration received in connection with the Permitted Dispositions;

(n)Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding, not to exceed the greater of (x) $50,000,000 and (y) 5.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(o)Investments of a Restricted Subsidiary acquired after the Effective Date or of an entity merged into or consolidated with a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p)any Investment consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Keane Group or any transaction permitted under Section 7.09;

(q)other Investments not specifically described herein (other than the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary

(including as a result of a merger or consolidation)); provided that the Loan Parties shall have satisfied the Payment Conditions;

(r)Investments consisting of (i) purchases, redemptions or other acquisitions of any notes issued by the Parent or any of its Subsidiaries, or (ii) cash, securities or other property in deposit or securities accounts created in connection with the redemption, defeasance, repurchase, satisfaction or discharge of any such notes or any Permitted Refinancing in respect thereof, in each case, in accordance with Section 7.07;

(s)any Investment made with Excluded Property, including, in each case, any such Investment made in an Unrestricted Subsidiary or joint venture (or similar entity);

(t)Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(u)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(v)Investments in joint ventures or a Similar Business (other than Investments in an Unrestricted Subsidiary made after its designation) made after the Second Restatement Effective Date in an aggregate outstanding amount, taken together with all other Investments made pursuant to this clause (v) that are at that time outstanding, not to exceed the greater of (x) $100,000,000 and (y) 10.0% of Total Assets at the time of such Investment;

(w)Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplation thereof;

(x)Investments in receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business;

(y)to the extent constituting an Investment, Permitted Encumbrances or Permitted Indebtedness;

(z)Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder; and

(aa)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent or any of its Subsidiaries; and

(bb)    Investments the payment for which consists of the Equity Interests of the Parent (other than Disqualified Stock) or any direct or indirect parent of the Parent.

provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Dominion Trigger Event, (i) no new Investments of the type specified in clause
(a) shall be permitted unless either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a ~~LIBOR Rate~~Term SOFR Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) to the extent not already subject to the perfected security interest of the Collateral Agent under the Security Documents, such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.

“Permitted Junior Debt” means unsecured Indebtedness or Indebtedness secured on a junior basis to the Liens securing the Obligations under this Agreement; provided that (x) the Consolidated Interest Coverage Ratio for the Measurement Period most recently ended on or prior to the date of incurrence of any such Indebtedness is at least 2.00 to 1.00, (y) such Indebtedness has a Weighted Average Life to Maturity greater than six months after the Maturity Date and (z) in the case of Indebtedness secured on a junior basis to the Liens securing the Obligations under this Agreement, such Indebtedness shall be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its Permitted Discretion, which:

(a)is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c)is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the Borrowing Base at any time or (ii) remain outstanding for more than forty-five (45) consecutive Business Days, unless the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof); provided further that at the written direction of the Required Lenders, the Administrative Agent shall cease making such Overadvances.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) plus accrued and unpaid interest thereon of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium (including any customary tender premiums) thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (measured at the time such modification, refinancing, refunding, renewal, replacement or extension occurs), (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (e) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor or guarantor of, and shall not have greater guarantees or security than, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (except in the case of the Designated Senior Indebtedness, including Permitted Refinancings thereof).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means:

(a)any Disposition of any property or asset of a Loan Party of the type included in the Borrowing Base (other than cash); provided that unless a Dominion Trigger Event is continuing, any such Dispositions generating Net Proceeds not in excess of $50,000,000, or consisting of Dispositions in the ordinary course of business, in each case, shall not be a Prepayment Event;

(b)any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any property or asset of a Loan Party of the type included in the Borrowing Base (other than cash); provided that unless a Dominion Trigger Event is continuing, any such transaction generating Net Proceeds not in excess of $50,000,000 shall not be a Prepayment Event, unless in either case of clause (a) or (b), (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent or
(ii) prior to the occurrence of a Dominion Trigger Event, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 12 months of the receipt of such proceeds, or committed to be so utilized within such period and are actually utilized within the later of such 12-month period or 6 months after such commitment.

“Post-Closing Reorganization” means the transactions separately disclosed to the Administrative Agent and the Lenders prior to the Second Restatement Effective Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Keane Group as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York ~~for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement~~.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserved Swap Contracts” means any Bank Products in the form of Swap Contracts with respect to which the Lead Borrower and the provider thereof have notified the Administrative Agent of the intent to include such Reserved Swap Contracts as permitted to be repaid under clause seventh of the default waterfall set forth in Section 8.03 and with respect to which the Administrative Agent in its Permitted Discretion in accordance with the provisions of Section 2.01(b) establishes a Bank Product Reserve in respect thereof in an amount not exceeding the Swap Termination Value in respect thereof so long as no Overadvance would result from the establishment of a Bank Product Reserve for such amount and for all other Reserved Swap Contracts.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer, or secretary or assistant secretary of a Loan Party (or any individual performing substantially similar functions regardless of his or her title) or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interests of the Parent or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination of, or other acquisition for value of, any such Equity Interests.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Parent that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is the target of comprehensive Sanctions that broadly prohibit dealings with a country or territory (which, as of the Second Restatement Effective Date, are the Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non- SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned 50% or more or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanction(s)” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Unavailability Date” has the meaning specified in Section 3.09.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Restatement Effective Date” means the date on which the conditions precedent set forth in Section 4.01 of this Agreement are satisfied or waived.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Effective Date among the Loan Parties and the Collateral Agent in the form of Exhibit J to the Original ABL Credit Agreement.

“Security Documents” means the Security Agreement, the Blocked Account Agreements and each other security agreement or other instrument or document executed and delivered by any Loan Party to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Keane Group as of that date determined in accordance with GAAP.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Similar Business” means any business conducted or proposed to be conducted by the Parent and its Restricted Subsidiaries on the Second Restatement Effective Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto, or is a reasonable extension, development or expansion thereof.

“SOFR” ~~with respect to any day~~ means the ~~secured overnight financing rate published for such day~~Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York~~, as the administrator of the benchmark~~ (or a successor administrator) ~~on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body~~.

“SOFR Adjustment” means 0.11448% (11.448 basis points) for an Interest Period of one- month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-month’s duration, 0.42826% (42.826 basis points) for an Interest Period of six-month’s duration and 0.71513% (71.513 basis points) for an Interest Period of twelve-month’s duration.

“SOFR~~-Based Rate” means SOFR or Term SOFR.~~

Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person will be greater than the amount that would be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Special Cash Collateral Account(s)” means one or more deposit account(s) (but no more than two) established with the Administrative Agent (or a Lender designated by the Administrative Agent) and designated by the Parent as the Special Cash Collateral Account, (a) to hold only Eligible Cash, (b) for which the Parent or the applicable Loan Party has delivered to the Administrative Agent a Blocked Account Agreement and/or such other Security Documents or instruments required by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Administrative Agent has (i) been granted a first priority Lien on and security interest in such account and all cash held from time to time therein and (ii) sole control over the amounts held from time to time therein, and (c) which is maintained in accordance with Section 6.12(f).

“Specified Event of Default” means any Event of Default under Section 8.01(a), (f) or (g), any Event of Default under Section 8.01(d) arising from a breach by any Loan Party of representations in a Borrowing Base Certificate, any Event of Default arising from a breach by any Loan Party of Section 6.12 or any Event of Default arising from a breach by any Loan Party of Section 7.14 (solely to the extent a Covenant Trigger Event has occurred and is continuing at such time).

“Specified Existing Commitment Class” has the meaning specified in Section 2.16(a).

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment or capital contribution that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any Disposition of a business unit, line of business or division of the Parent or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor” means Cerberus Capital Management L.P.

“Sponsor Affiliated Lender” means financial institutions (including commercial finance companies), investment funds or managed accounts with respect to which any Sponsor or an Affiliate of such Sponsor is an Affiliate or an advisor or manager in the ordinary course of business, provided, that, (a) no Sponsor Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, and (ii) receive any information or material prepared by, or for the use of, the Administrative Agent or any Lender (including, without limitation any commercial finance examinations or appraisals) or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender or any of their respective Affiliates with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other such Lender under the Loan Documents and (b) each Sponsor Affiliated Lender (other than an Affiliated Debt Fund) shall be deemed to have voted in the same proportion as Lenders that are not Sponsor Affiliated Lenders in connection with any amendment, waiver or consent hereunder, except that (i) the Commitment of a Sponsor Affiliated Lender may not be increased or extended without the consent of such Lender and (ii) Sponsor Affiliated Lenders shall be entitled to vote in connection with any amendment, waiver or consent hereunder that adversely affects the Sponsor Affiliated Lender disproportionately as compared to other affected Lenders. For clarity, except as provided in clause (b) above, if any action requires the consent of any “affected Lender,” the Sponsor Affiliated Lender shall be deemed to have consented to such action.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of
Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

~~“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of~~ the maximum reserve percentages (including any marginal, special, emergency or supplemental ~~reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to~~ such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions ~~or offsets that may be available from time to time to any Lender under such Regulation D or any~~ comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of ~~the effective date of any change in any reserve percentage.~~

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations pursuant to subordination provisions in form and on terms reasonably approved in writing by the Administrative Agent.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means any obligation under a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section
2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B to the Original ABL Credit Agreement or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-2 to the Original ABL Credit Agreement, payable to the Swing Line Lender or its registered assigns, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $45,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means JPMorgan Chase Bank, N.A.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) the latest Maturity Date of any Class of Loans, (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (c) the termination of the remaining Commitments in accordance with the provisions of Section 2.06 hereof.

“Term Loan Agent” means Barclays Bank PLC as administrative agent and collateral agent under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means that certain term loan agreement, dated as of May 25, 2018, by and among the Parent, the Lead Borrower, the other borrowers and guarantors party thereto, the Term Loan Agent and the lenders party thereto, as amended, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replace, renewed, repaid, increased or extended from time to time, in each case, in accordance with the provisions hereof.

“Term Loan Debt” means the Indebtedness and other obligations (including the “Obligations” as defined in the Term Loan Credit Agreement) under the Term Loan Credit Agreement.

~~“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.~~

“Term SOFR” means:

(a)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day, plus the SOFR Adjustment for such term;

provided that if Term SOFR determined in accordance with either of the foregoing clause (a) or (b) of this definition would otherwise be less than 0.0%, Term SOFR shall be deemed 0.0% for purposes of this Agreement.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause
(a) of the definition of “Term SOFR”.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 3.09.

“Term SOFR Successor Rate Conforming Changes” means, with respect to any proposed Term SOFR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such Term SOFR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Term SOFR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Total Assets” means the total consolidated assets of the Keane Group, as shown on the most recent financial statements of the Parent that the Administrative Agent has received in accordance with the terms of this Agreement.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations; provided that for purposes of Section 2.09(a), the Total Outstandings shall not include the outstanding amount of any Swing Line Loans.

“Transactions” means, collectively, (a) the execution and delivery of this Agreement and the Loan Documents to be entered into on the Second Restatement Effective Date, (b) the consummation of the C&J Merger, (c) the Post-Closing Reorganization, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of fees, premiums and expenses in connection with the foregoing.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a ~~LIBOR Rate~~Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Effective Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine); provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfections or priority of Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdictions and any successor statute, as in effect from time to time, for purposes of the provisions hereof relating to such perfection or priority or for purposes of definitions relating to such provisions.

“UFCA” has the meaning specified in Section 10.20(d).

“UFTA” has the meaning specified in Section 10.20(d).

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unaudited Financial Statements” shall mean the unaudited financial statements of the Parent for the Fiscal Quarter period ending June 30, 2019.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(2)(iii).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) as of the Second Restatement Effective Date, each Subsidiary of the Parent listed on Schedule 1.04, (b) any Subsidiary of the Parent designated by the Board of Directors of the Lead Borrower as an Unrestricted Subsidiary pursuant to this definition subsequent to the Second Restatement Effective Date, and (c) any Subsidiary of an Unrestricted Subsidiary. The Lead Borrower may at any time after the Second Restatement Effective Date designate any Restricted Subsidiary an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) after giving effect to such designation on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the Measurement Period most recently ended on or prior to the date of such designation is at least
1.00 to 1.00, (iii) the Loan Parties shall have satisfied the Payment Conditions with respect to Restricted Payments, and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Designated Senior Indebtedness (including Permitted Refinancings thereof). Other than with respect to Subsidiaries designated as Unrestricted Subsidiaries on the Second Restatement Effective Date, the designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Second Restatement Effective Date shall constitute an Investment by the Parent therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s and its Subsidiaries’ investment therein. Other than with respect to Subsidiaries designated as Unrestricted Subsidiaries on the Second Restatement Effective Date designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Parent in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrowers’ Investment in such Subsidiary.

“USA Patriot Act” has the meaning provided in Section 10.17.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (b) the sum of all such payments.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.01Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document)

shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) (b) In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.02Accounting Terms.

(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein and without including the effect of any changes to lease accounting that requires the assets and liabilities arising under operating leases to be recognized in any statement of financial position.

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.03Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.04Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

1.05Pro Forma Calculations.

(a)Notwithstanding anything to the contrary herein, the Consolidated Fixed Charge Coverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.06.

(b)For purposes of calculating the Consolidated Fixed Charge Coverage Ratio and the Consolidated Interest Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Measurement Period and (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent or any of its Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Consolidated Fixed Charge Coverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.

(c)Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Lead Borrower and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such

Investment, acquisition, disposition, merger, consolidation or discontinued operation or other transaction, in each case calculated in the manner described in the definition of “Consolidated EBITDA”.

(d)Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar ~~rate, a London interbank offered~~ rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Borrower or Subsidiary may designate.

(e)Notwithstanding anything in this Agreement to the contrary, with respect to any Designated Acquisition and the incurrence of any Designated Indebtedness or Lien in connection therewith, compliance with the Payment Conditions test required by this Agreement for such Designated Acquisition or such Designated Indebtedness shall be determined on the date the definitive acquisition agreement for such Designated Acquisition is entered into and, only with respect to the tests described in clause (b)(i)(A) and (b)(ii) of the definition of “Payment Conditions”, at the time of closing of such Designated Acquisition and incurrence of such Designated Indebtedness and, thereafter until consummation of such Designated Acquisition or the termination of such definitive agreement relating to such Designated Acquisition, all other incurrence tests under this Agreement shall be required to be complied with on an actual basis without giving effect to such Designated Acquisition and on a pro forma basis after giving effect to such Designated Acquisition and the incurrence of such Designated Indebtedness.

1.06Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf, and not in such Person’s individual capacity.

1.08Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “~~LIBOR Rate~~SOFR” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any ~~of~~ such rate (including, without limitation, any ~~LIBOR~~Term SOFR Successor Rate) or the effect of any of the foregoing, or of any ~~LIBOR~~Term SOFR Successor Rate Conforming Changes.

1.10    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01Committed Loans; Reserves.

(a)Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i)after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,

(ii)after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (x) such Lender’s Commitment and (y) such Lender’s Applicable Percentage of the Borrowing Base, and

(iii)the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or ~~LIBOR Rate~~Term SOFR Loans, as further provided herein.

(b)The Administrative Agent shall have the right, at any time and from time to time after the Second Restatement Effective Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) Business Days’ prior written notice to the Lead Borrower (during which period the Administrative Agent shall be available to discuss in good faith any such proposed Reserve with the Lead Borrower and the Loan Parties may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or modification no longer exists); provided that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (2) changes to Reserves or establishment of additional Reserves if it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period, or (3) changes to Reserves when a Default or Event of Default exists. Promptly after the Administrative Agent has knowledge that the event, condition or matter which is the basis for the establishment of a Reserve no longer exists, the Administrative Agent shall eliminate such Reserve.

2.02Borrowings, Conversions and Continuations of Committed Loans.

(a)Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or ~~LIBOR Rate~~Term SOFR Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b)Each Committed Borrowing, each Conversion of Committed Loans from one Type to the other, and each continuation of ~~LIBOR Rate~~Term SOFR Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than ~~12:00 p~~11:00 a.m. (i) ~~three~~two (~~3~~2) Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of ~~LIBOR Rate~~Term SOFR Loans or of any Conversion of ~~LIBOR Rate~~Term SOFR Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Lead Borrower wishes to request ~~LIBOR Rate~~Term SOFR Loans having an Interest Period ~~of twelve~~other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. ~~Not~~, and not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Lead Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders and the Administrative Agent. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, Conversion to or continuation of ~~LIBOR Rate~~Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of
$500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of
$500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Committed Borrowing, a Conversion of Committed Loans from one Type to the other, or a continuation of ~~LIBOR Rate~~Term SOFR Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, Converted or continued, (iv) the Class and Type of Committed Loans to be borrowed or to which existing Committed Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Committed Loans shall be made as, or Converted to, Base Rate Loans. Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable ~~LIBOR Rate~~Term SOFR Loans. If the Lead Borrower requests a Borrowing of, Conversion to, or continuation of ~~LIBOR Rate~~Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be ~~Converted~~converted to a ~~LIBOR Rate~~Term SOFR Loan.

(c)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the relevant Class of the amount of its Applicable Percentage of the applicable Class of Committed Loans, and if no timely notice of a Conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either, at the option of the Lead Borrower, by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Lead Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(d)The Administrative Agent, without the request of (but with notice to) the Lead Borrower, may advance any interest, fee, service charge, expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby, except that with respect to any third-party fees and expenses, the Administrative Agent shall only make such an advance in the event that the Borrowers, after receipt of an invoice therefor, fail to make such payment when due. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)Except as otherwise provided herein, a ~~LIBOR Rate~~Term SOFR Loan may be continued or Converted only on the last day of an Interest Period for such ~~LIBOR Rate~~Term SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, Converted to or continued as ~~LIBOR Rate~~Term SOFR Loans without the consent of the Required Lenders.

(f)The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for ~~LIBOR Rate~~Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g)After giving effect to all Committed Borrowings, all Conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to ~~LIBOR Rate~~Term SOFR Loans.

(h)The Administrative Agent, the Lenders, the Swing Line Lender and each L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and each L/C Issuer and the Borrowers and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03Letters of Credit.

(a)The Letter of Credit Commitment.

~~(i)~~(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance (among other things) upon the agreements of the Lenders set forth in this Section 2.03,
(1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Loan Cap, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment or such Lender’s Applicable Percentage of the Borrowing Base, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

~~(ii)~~ (ii) No L/C Issuer shall issue any Letter of Credit, if:

(A)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders and the applicable L/C Issuer have approved such expiry date;

(B)During the period after which the Lead Borrower notifies the L/C Issuers (through the Administrative Agent) that it intends to make a Specified Equity Contribution, but prior to the receipt by the Parent of such proceeds; or

(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Administrative Agent and the applicable L/C Issuer may agree) or all the Lenders have approved such expiry date.

~~(iii)~~ (iii)No L/C Issuer shall issue any Letter of Credit without the prior consent of the Administrative Agent (and even with such consent shall not be obligated to issue such Letter of Credit unless otherwise consented to by such L/C Issuer in its sole discretion) if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Second Restatement Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the

Second Restatement Effective Date and which such L/C Issuer in good faith deems material to it;

(B)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)such Letter of Credit is to be denominated in a currency other than Dollars; provided that if such L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;

(D)such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;

(E)a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, except as provided in Section 9.16;

(F)the aggregate Outstanding Amount of L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Sublimit; or

(G)such Letter of Credit is a commercial letter of credit unless such L/C Issuer generally issues such type of instruments for other borrowers.

~~(iv)~~ (iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

~~(v)~~ (v) Each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and
(B) as additionally provided herein with respect to such L/C Issuer.

~~(vi)~~ (vi) The letters of credit set forth on Schedule 2.03(a) (the “Existing Letters of Credit”) have been established and issued by applicable L/C Issuer indicated thereon for the account of the Lead Borrower or any of its Restricted Subsidiaries prior to the Second Restatement Effective Date, and shall be deemed to have been issued under this Agreement on the Second Restatement Effective Date.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto- Extension Letters of Credit.

~~(i)~~(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two (2) Business Days (or such other date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Lead Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

~~(ii)~~ (ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

~~(iii)~~ (iii)If the Lead Borrower so requests in any applicable Letter of Credit Application, each L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Lead Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) applicable L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

~~(iv)~~ (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof on or prior to the Honor Date (as defined below); provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such L/C Issuer and the Lenders with respect to any such payment. No later than 11:00 a.m. on the first Business Day after the later of the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) or the date that such L/C Issuer notifies the Lead Borrower of such drawing, the Borrowers shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this

Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)(ii)    Each Lender shall upon any notice from the Administrative Agent pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) (iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit issued by it, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)(v)    Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) (vi) If any Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

~~(i)~~(i)    At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent pursuant to Section 2.03(g)), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

~~(ii)~~ (ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute. The obligation of the Borrowers to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi)the fact that any Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, any such reimbursement by the Borrowers shall be without prejudice and shall not constitute a waiver of any claim that the Borrowers may have against any L/C Issuer, the Administrative Agent or the Lenders arising out of or relating to any Letter of Credit, which shall in each case be subject to the limitations on liability for any L/C Issuer or the Administrative Agent set forth in Section 2.03(f).

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will promptly notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or such L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)Cash Collateral. Upon the written request of the Administrative Agent or the applicable L/C Issuer, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, within one Business Day after such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuers (which documents are hereby consented to by the Lenders). The Borrowers hereby grant to the Collateral Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure all Obligations. Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America, except that Permitted Investments of the type listed in clause (a) of the definition thereof may be made at the request of the Lead Borrower at the option and in the sole discretion of the Administrative Agent (and at the Borrowers’ risk and expense); and interest or profits, if any, on such investments shall accumulate in such account. If at any time the Administrative Agent reasonably determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as cash collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the applicable L/C Issuer and, to the extent not so applied, shall thereafter be applied, to the extent permitted under applicable Law, to satisfy other Obligations.

(h)Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

(i)Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the first day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.

(j)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each Commercial Letter of Credit, at a rate equal to 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance or amendment thereof, and (ii) with respect to each Standby Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04Swing Line Loans.

(a)The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Administrative Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan

Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or
(B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers either by (i) to the extent any such account exists, crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Swing Line Lender by the Lead Borrower; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)Refinancing of Swing Line Loans.

~~(i)~~ (i)    The Swing Line Lender at any time in its sole and absolute discretion may (and with respect to any Swing Line Loans that is outstanding on the date that is one week after the funding thereof, shall) request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

~~(ii)~~ (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

~~(iii)~~ (iii)If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

~~(iv)~~ (iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)Repayment of Participations.

~~(i)~~(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

~~(ii)~~ (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans on the first day of each month and the Maturity Date. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s

Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05Prepayments.

(a)The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than ~~12:00 p~~11:00 a.m. (A) ~~three~~two
(~~3~~2) Business Days prior to any date of prepayment of ~~LIBOR Rate~~Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of ~~LIBOR Rate~~Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, if ~~LIBOR Rate~~Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a ~~LIBOR Rate~~Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay the Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess.

(d)The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in accordance with the provisions of Section 6.12 hereof.

(e)The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount equal to the Net Proceeds paid in cash received by a Loan Party on account of a Prepayment Event, irrespective of whether a Dominion Trigger Event then exists and is continuing, provided, however, unless a Dominion Trigger Event has occurred and is continuing, the Borrowers shall only be required to prepay the Loans and Cash Collateralize the L/C Obligations with Net Proceeds arising from a Prepayment Event in an amount equal to the lesser of (i) such Net Proceeds and (ii) the amounts advanced or available to be advanced against the assets subject to the Prepayment Event based upon the applicable advance rates in the Borrowing Base (adjusted for any applicable Reserves).

(f)Prepayments made pursuant to Section 2.05(c), (d) and (e) above, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the applicable L/C Issuer or the Lenders, as applicable. Subject to the foregoing, outstanding Base Rate Loans shall be prepaid before outstanding ~~LIBOR Rate~~Term SOFR Loans are prepaid. Any prepayment of ~~LIBOR Rate~~Term SOFR Loans pursuant to this Section 2.05 made other than on the last day of an Interest Period applicable thereto, shall be accompanied by payment of all breakage costs payable under Section 3.05 associated therewith. In order to avoid such breakage costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent shall hold all amounts required to be applied to ~~LIBOR Rate~~Term SOFR Loans in the Cash Collateral Account and will apply such funds to the applicable ~~LIBOR Rate~~Term SOFR Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Administrative Agent’s rights upon the subsequent occurrence of an Event of Default).

(g)Prepayments made pursuant to this Section 2.05 shall not reduce the Aggregate Commitments hereunder.

(h)Any notice of a prepayment to be made with the proceeds from the incurrence of Indebtedness or in connection with the closing of another transaction (including any notice of termination or reduction of Commitments made pursuant to Section 2.06 below) may state that such prepayment, termination or reduction is conditioned on the consummation of such incurrence or other transaction, and no Default or Event of Default shall occur if such prepayment, termination or reduction is not made because such condition is not satisfied.

2.06Termination or Reduction of Commitments.

(a)The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Commitments of any Class, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the

Commitments of any Class, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce
(A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.

(b)If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07Repayment of Loans.

(a)The Borrowers shall repay to the Lenders on the Maturity Date of each Class of Loans the aggregate principal amount of Committed Loans of such Class outstanding on such date.

(b)To the extent not previously paid, the Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

2.08Interest.

(a)Subject to the provisions of Section 2.08(b) below, (i) each ~~LIBOR Rate~~Term SOFR Loan shall bear interest, on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to ~~the Adjusted LIBOR Rate~~Term SOFR for such Interest Period plus the Applicable Margin for such Class of Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)~~(i)~~ (i)    If any amount payable under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law while such Event of Default is continuing.

~~(ii)~~ (ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09Fees.

(a)The Commitment Fee. In addition to certain fees described in subsections (i) and
(j) of Section 2.03, the Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to (x) from the Second Restatement Effective Date until the end of the first full Fiscal Quarter ended after the Second Restatement Effective Date, 0.375% per annum and (x) thereafter (i) 0.25% per annum multiplied by the average daily amount by which the Aggregate Commitments exceed the Total Outstandings if such average daily excess amount over the most recently ended Fiscal Quarter as a percentage of the Aggregate Commitments is less than 65% or (ii) 0.375% per annum multiplied by the average daily amount by which the Aggregate Commitments exceed the Total Outstandings if such average daily excess amount over the most recently ended Fiscal Quarter as a percentage of the Aggregate Commitments is equal to or greater than 65%. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first day of each April, July, October and January, commencing with the first such date to occur after the Second Restatement Effective Date, and on the last day of the Availability Period.

(b)Other Fees. The Borrowers shall pay to the (i) Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and (ii) Arrangers the fees separately agreed to by such Arrangers and the Lead Borrower. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, the Class thereof, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12Payments Generally; Administrative Agent’s Clawback.

(a)General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff; provided, however, that any such payments by the Borrowers shall be without prejudice and shall not constitute a waiver of any claim that the Borrowers may have against the Administrative Agent or any Lender hereunder. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m.

shall, at the option of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until such next succeeding Business Day. If any payment (other than with respect to payment of a ~~LIBOR Rate~~Term SOFR Loan) to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)~~(i)~~ (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of ~~LIBOR Rate~~Term SOFR Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period, if such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

~~(ii)~~ (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations owing to the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.1Settlement Amongst Lenders.

(a)The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b)The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.2Increase in Commitments.

(a)Request for Increase. Provided no Event of Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time after the Second Restatement Effective Date, subject to the limitations in the Intercreditor Agreement, request an increase in the Aggregate Commitments or with respect to a FILO Tranche, a new Class of Commitments (each, an “Additional Commitment”) by an amount (for all such requests) not exceeding $200,000,000 in the aggregate; provided that (i) any such request for an increase shall be in a minimum amount of $15,000,000 (or, if less, the remaining amount of such Additional Commitments), and (ii) the Lead Borrower may make a maximum of five (5) such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Additional Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested Additional Commitment. Any Lender not responding within such time period shall be deemed to have declined to provide an Additional Commitment.

(c)Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall promptly notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its commercially reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue Commitments in an amount equal to the amount of the Additional Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders), provided, however, that without the consent of the Administrative Agent and the Lead Borrower, at no time shall the Commitment of any Additional Commitment Lender (including any Affiliates of one another or two or more Approved Funds administered, advised or arranged by the same entity or entities that are Affiliates of one another) be less than $5,000,000; provided, further, that the Lead Borrower may elect to implement Additional Commitments for which Lenders and other Eligible Assignees have agreed to increase or issue Commitments notwithstanding that the aggregate amount thereof is less than the amount originally requested.

(d)Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lead Borrower and the Lenders and other Eligible Assignees being allocated an Additional Commitment (each, an “Additional Commitment Lender”) of the final allocation of such increase and the Increase Effective Date and other than in connection with a FILO Tranche, on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Additional Commitments, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(e)Required Terms. The terms and provisions of Loans made pursuant to Additional Commitments shall be, as set forth in the applicable Increase Joinder, provided, however, that:

(i)the maturity date of the Loans made pursuant to the Additional Commitments shall not be earlier than the Original Loan Maturity Date;

(ii)the Applicable Margins for the Loans made pursuant to the Additional Commitments shall be determined by the Lead Borrower and the Additional Commitment Lenders;

(iii)except as set forth in clauses (i) and (ii) above and clause (iv) below, the Loans pursuant to the Additional Commitments shall have the same terms (including, for the avoidance of doubt, the guarantees and security) as the Loans pursuant to the original Commitments; and

(iv)The Additional Commitments may be in the form of a separate “first-in, last-out” or “last-out” tranche (the “FILO Tranche”) with interest rate margins, rate floors, upfront fees, funding discounts, advance rates (so long as such advance rates, when combined with the aggregate advance rates set forth in the definition of “Borrowing Base”, do not exceed 100%), premiums, unused fees, original issue discounts and eligibility criteria (which eligibility criteria may be different from the eligibility criteria with respect to the Borrowing Base applicable to the ABL Facility (other than the FILO Tranche)), in each case reasonably satisfactory to the Administrative Agent and the Lenders providing the FILO Tranche (it being understood to the extent that any financial maintenance covenant is added for the benefit of any FILO Tranche, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the ABL Facility), and other terms to be agreed upon among the Borrowers and the Lenders providing the FILO Tranche so long as (1) any loans and related obligations in respect of the FILO Tranche are not guaranteed by any Person other than the Loan Parties and shall rank equal (or, at the option of the applicable Borrower, junior) in right of priority to the Collateral Agent’s Liens; (2) as between (x) the ABL Facility (other than the FILO Tranche) and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral shall be applied, first to repay the obligations owing under, or with respect to, the ABL Facility (other than the FILO Tranche) and second to repay the obligations owing under, or with respect to, the FILO Tranche (it being understood such liquidation or other realization may be applied to repay the FILO Tranche prior to any Bank Products or Cash Management Services that do not constitute Reserved Swap Obligations); (3) no Borrower may prepay Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans (including Swing Line

Loans) are outstanding (except that such FILO tranche may be prepayable if the Payment Conditions are met); and (4) no changes affecting the priority status of the ABL Facility (other than the FILO Tranche) vis-à-vis the FILO Tranche may be made without the consent of each of the Lenders under the ABL Facility (other than the FILO Tranche) and no changes affecting any other term or condition of the ABL Facility (other than the FILO Tranche) or any Lender that is not an Additional Commitment Lender vis-à-vis the FILO Tranche may be made without the consent of the Applicable Lenders under the ABL Facility (other than the FILO Tranche).

(f)Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Lead Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except
(A)to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects,
(B)specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (C) except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section
5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses
(a) and (b), respectively, of Section 6.01 and (2) no Event of Default then exists or would result therefrom, (ii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents (the “Increase Joinder”) in such form as the Administrative Agent shall reasonably require; (iii) the Borrowers shall have paid (or will pay substantially concurrently with the effectiveness thereof) such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid (or will pay substantially concurrently with the effectiveness thereof) such arrangement fees to the Administrative Agent as the Lead Borrower and the Administrative Agent may agree; (v) if reasonably requested by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; (vi) the Borrowers and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; (vii) no Default or Event of Default exists; and (viii) such increase shall comply with the terms and limitations of documentation governing Indebtedness of the Borrowers and their respective Restricted Subsidiaries at such time. Other than in connection with a FILO Tranche, the Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(g)Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.3Extensions of Commitments.

(a)The Borrowers may at any time and from time to time request (which such request shall be offered equally to all Lenders of such Class) that all or a portion of the Commitments of any Class or the Extended Commitments of any Class (and, in each case, including any previously extended Commitments), existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related revolving credit loans, “Extended Loans”; each Extended Commitment and related Extended Loans together being referred to as an “Extended Class”) and to provide for other terms consistent with this Section
2.16. Prior to entering into any Extension Amendment with respect to any Extended Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be identical in all material respects to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Commitments may be different from those for the Specified Existing Commitment Class and (2) the Extension Amendment may provide for other covenants and terms that apply to any period after the Maturity Date of the Specified Existing Commitment Class; provided that, notwithstanding anything to the contrary in this Section 2.16 or otherwise,
(I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Commitment Class), (II) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 10.06 and (III) permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed between the Borrowers and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted or exchanged into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b)The Lead Borrower shall provide the applicable Extension Request to the Administrative Agent at least ten (10) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.16. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Commitments of an Existing Class subject to such Extension Request converted or exchanged into an Extended Class shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Commitments which it has elected to convert or exchange into an Extended Class (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Existing Commitments subject to Extension Elections exceeds the amount requested for the Extended Class pursuant to the Extension Request, Existing Commitments subject to Extension Elections shall be converted to or exchanged to an Extended Class on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Existing Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, unless expressly agreed by the holders of each affected Existing Commitment of the Specified Existing Commitment Class (as well as the Swing Line Lender and L/C Issuers), such Extended Commitment shall not be treated more favorably than all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Swing Line Loans under Section 2.04 and Letters of Credit under Section 2.03, except that the applicable Extension Amendment may provide that the last day for making Swing Line Loans and/or issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the Swing Line Loans and/or applicable L/C Issuer, as applicable, has consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c)The Extended Class shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Class established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Extended Class in an aggregate principal amount that is less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount). In connection with any Extension Amendment, the Lead Borrower shall, if requested by the Administrative Agent, deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the first sentence of this clause (c)) and covering customary matters and
(ii) to the effect that such Extension Amendment, including the Extended Commitments provided for therein, does not breach or result in a default under the provisions of Section
10.01 of this Agreement.

(d)Notwithstanding anything to the contrary contained in this Agreement,
(A) on any date on which any Class of Existing Commitments is converted or exchanged to extend the related scheduled Maturity Date(s) in accordance with paragraph (a) above (an “Extension Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrowers and such Lender), and such Extended Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (B) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Loans (and related participations) of the applicable Class in the same proportion as such Extended Commitments of such Class to Extending Lender’s Specified Existing Commitment Class.

(e)In the event that the Administrative Agent determines in its sole discretion that the allocation of the Extended Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrowers and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within fifteen (15) days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion or exchange and extension of Existing Commitments (and related Applicable Percentage), as the case may be, in such amount as is required to cause such Lender to hold Extended Commitments (and related Applicable Percentage) of the applicable Extension Series into which such other commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative

Agent, the Borrowers and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.16(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.16(c).

(f)No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g)This Section 2.16 shall supersede any provisions in Section 2.12, 2.13 or
10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section
2.16 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Commitments without such Lender’s consent.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER

3.01Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall (except to the extent required by applicable Law) be made free and clear, of and without reduction or withholding for, any Taxes; provided that if any Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Law to deduct any Taxes from or in respect of such payments, then (i) if the Tax in question is an Indemnified Tax or Other Tax the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) each Lender (or, in the case of a payment made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Law.

(b)Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Agents and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by such Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Lender, shall be conclusive absent manifest error.

(d)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments to be made to such Lender hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Law or reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. If such documentation expires or becomes obsolete or inaccurate in any respect, such Lender shall deliver promptly to the Lead Borrower and the Administrative Agent updated or other appropriate documentation or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal ineligibility to do so. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, each Lender shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(1)Each U.S. Lender shall deliver to the Lead Borrower and the Administrative Agent two duly completed copies of IRS Form W-9 (or any successor form), certifying that such U.S. Lender is exempt from U.S. federal backup withholding,

(2)Each Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent whichever of the following is applicable:

(i)two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party, and such other related documentation as required under the Code,

(ii)two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G to the Original ABL Credit Agreement (any such certificate, a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and certifying that no payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), or

(iv)to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(e) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partners), or

(v)any other form prescribed Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Law to permit the Lead Borrower to determine the withholding or deduction required to be made.

Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f)Treatment of Certain Refunds. If and to the extent the Administrative Agent or any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which it has received amounts pursuant to this Section 3.01, it shall pay to the Lead Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of such Administrative Agent or such Lender, agree to repay the amount paid over to the Lead Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event that such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)FATCA. If a payment made to any Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Lead Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their FATCA obligations and to determine whether such Lender has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” includes any amendments made to FATCA after the date of this Agreement.

(h)Lenders. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender.

3.02Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund ~~LIBOR Rate~~ Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon ~~the LIBOR Rate,~~SOFR or ~~any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market~~Term SOFR, then, ~~on~~upon notice thereof by such Lender to the Lead Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue ~~LIBOR Rate~~Term SOFR Loans or to ~~Convert~~convert Base Rate Loans to ~~LIBOR Rate~~Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all ~~LIBOR Rate~~Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~LIBOR Rate~~Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such ~~LIBOR Rate Loans~~Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or Conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or Converted.

3.03Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a ~~LIBOR Rate~~Term SOFR Loan or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the ~~London~~relevant interbank market for the applicable amount and Interest Period of such ~~LIBOR Rate~~Term SOFR Loan, (b) adequate and reasonable means do not exist for determining ~~the LIBOR Rate~~Term SOFR for any requested Interest Period with respect to a proposed ~~LIBOR Rate~~Term SOFR Loan, or (c) ~~the LIBOR Rate~~Term SOFR for any requested Interest Period with respect to a proposed ~~LIBOR Rate~~Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain ~~LIBOR Rate~~Term SOFR Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of ~~LIBOR Rate~~Term SOFR Loans or, failing that, will be deemed to have Converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04Increased Costs~~; Reserves on LIBOR Rate Loans~~.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement ~~reflected in the LIBOR Rate~~) or any L/C Issuer;

(ii)subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any ~~LIBOR Rate~~Term SOFR Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 or any Excluded Tax); or

(iii)impose on any Lender or any L/C Issuer ~~or the London interbank market~~ any other condition, cost or expense affecting this Agreement or ~~LIBOR Rate~~Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any ~~LIBOR Rate~~Term SOFR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or each L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer and delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has had the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon the request of such Lender or L/C Issuer and the delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company, as the case may be, for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or L/C Issuer specifying the Change in Law and setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, and the method for calculating such amount or amounts as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower and the Administrative Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) (a) any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) (b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c) (c) any assignment of a ~~LIBOR Rate~~Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss or reasonable out-of-pocket expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

~~For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.~~ A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use commercially reasonable good faith efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount or indemnification payment to any Lender, the Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives notice pursuant to Section 3.02, then the Borrowers may replace such Lender in accordance with Section 10.13.

3.07Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08Designation of Lead Borrower as Borrowers’ Agent.

(a)Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

3.09~~LIBOR~~Term SOFR Successor. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Lead Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Lead Borrower) that the Lead Borrower or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining ~~LIBOR~~Term SOFR for any requested Interest Period, including, without limitation, because the ~~LIBOR~~Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)~~the administrator of~~CME, the ~~LIBOR Screen Rate~~SOFR Administrator or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which ~~LIBOR~~Term SOFR or the ~~LIBOR~~Term SOFR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide ~~LIBOR~~Term SOFR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)syndicated loans currently being executed, or that include language similar to that contained in this Section 3.09, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace ~~LIBOR~~Term SOFR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Lead Borrower may amend this Agreement solely for the purpose of replacing ~~LIBOR~~Term SOFR in accordance with this Section 3.09 with (x) ~~one or more~~ SOFR~~-Based Rates~~ or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “~~LIBOR~~Term SOFR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Lead Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders
(A) in the case of an amendment to replace ~~LIBOR~~Term SOFR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace ~~LIBOR~~Term SOFR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to ~~any~~ SOFR- ~~Based Rate~~ as the rate contained in any such amendment. Such ~~LIBOR~~Term SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such ~~LIBOR~~Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no ~~LIBOR~~Term SOFR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter,
(x)the obligation of the Lenders to make or maintain ~~LIBOR Rate~~Term SOFR Loans shall be suspended, (to the extent of the affected ~~LIBOR Rate~~Term SOFR Loans or Interest Periods), and
(y)the ~~LIBOR Rate~~Term SOFR component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of ~~LIBOR Rate~~Term SOFR Loans (to the extent of the affected ~~LIBOR Rate~~Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of ~~LIBOR~~Term SOFR Successor Rate shall provide that in no event shall such ~~LIBOR~~Term SOFR Successor Rate be less than zero for purposes of this Agreement, and for the avoidance of doubt, implementation of a ~~LIBOR~~Term SOFR Successor Rate shall not include a reduction of the Applicable Margin.

In connection with the implementation of a ~~LIBOR~~Term SOFR Successor Rate, the Administrative Agent will have the right to make ~~LIBOR~~Term SOFR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~LIBOR~~Term SOFR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such ~~LIBOR~~Term SOFR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

ARTICLE IV
CONDITIONS PRECEDENT TO SECOND RESTATEMENT EFFECTIVE DATE

4.01Conditions of Second Restatement Effective Date. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

~~(a)~~ (a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Second Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Second Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

~~(i)~~(i)    executed counterparts of this Agreement;

~~(ii)~~ (ii)    a Note executed by the Borrowers in favor of each Lender requesting a Note to the extent requested three (3) Business Days prior to the Second Restatement Effective Date;

~~(iii)~~ (iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

~~(iv)~~ (iv) copies of each Loan Party’s Organization Documents (or a certification that such Organization Documents have not been amended since the date such Organization Documents were previously delivered to the Agents under the Original ABL Credit Agreement or the First Amended and Restated ABL Credit Agreement, as applicable) and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization;

~~(v)~~ (v)    a certificate signed by a Responsible Officer of the Lead Borrower certifying as to the conditions set forth in clause (e) of this Section 4.01;

~~(vi)~~ (vi) a solvency certificate signed by the Chief Financial Officer of the Lead Borrower substantially in the form attached as Exhibit F to the Original ABL Credit Agreement;

~~(vii)~~ (vii)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee and additional insured under each United States insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named;

~~(viii)~~ (viii)    results of searches or other evidence reasonably satisfactory to the Agents (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and releases or subordination agreements reasonably satisfactory to the Agents are being tendered concurrently with the Second Restatement Effective Date or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

~~(ix)~~ (ix) a customary legal opinion (A) from Schulte Roth & Zabel LLP, counsel to the Loan Parties, (B) Clark Hill PLC, Pennsylvania and California counsel to the Loan Parties, and (C) Taft Stettinius & Hollister LLP, Indiana counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender;

~~(x)~~ (x) a completed Perfection Certificate, dated the Second Restatement Effective Date and signed by a Responsible Officer of the Lead Borrower, together with all attachments contemplated thereby;

~~(xi)~~ (xi) substantially concurrently herewith, the documents required by Section 6.11(a)(i) through (ii) and Section 6.11(b) with respect to the C&J Loan Parties, as applicable, including Uniform Commercial Code financing statements and all other documents and instruments required by Law or reasonably requested by the Agents to be delivered, filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents, which shall have been (or have been authorized by the Loan Parties to be) so delivered, filed, registered or recorded to the satisfaction of the Administrative Agent;

~~(xii)~~ (xii)    a Borrowing Base Certificate prepared as of the last day of the most recent Fiscal Month ending at least 30 calendar days prior to the Second Restatement Effective Date; and

~~(xiii)~~ (xiii)    copies of a field examination and appraisal with respect to the ABL Priority Collateral owned by the C&J Loan Parties.

~~(b)~~ (b) The Intercreditor Agreement and Security Documents shall remain in full force and effect on and after the Second Restatement Effective Date and the Loan Parties shall have complied with the requirements set forth in Section 6.12(a).

~~(c)~~ (c) All fees required to be paid on the Second Restatement Effective Date pursuant to this Agreement, the engagement letter dated as of August 26, 2019 between the Parent and BofA Securities, Inc. and reasonable and documented out-of-pocket expenses required to be paid on the Second Restatement Effective Date pursuant to this Agreement, in each case to the extent invoiced at least two business days prior to the Second Restatement Effective Date, shall have been paid (which amounts may be offset against the proceeds of the Loans).

~~(d)~~ (d) (i) The Administrative Agent and the Lenders making such request shall have received at least three (3) Business Days prior to the Second Restatement Effective Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, that has been reasonably requested by the Administrative Agent or such Lender at least ten (10) days prior to the Second Restatement Effective Date.

(ii) At least five (5) days prior to the Second Restatement Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower to any Lender who so requests.

~~(e)~~ (e) (A) All representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except where qualified by materiality, in which case such representations and warranties that are qualified by materiality shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and (B) no Default or Event of Default shall exist or have occurred and be continuing on and as of the ~~date of the making of such Loan~~Second Restatement Effective Date before and after giving effect ~~thereto~~to the Transactions occurring on such date (including any Borrowings).

~~(f)~~(f)    Substantially concurrently herewith, the C&J Merger shall have been consummated.

~~(g)~~Substantially concurrently herewith, all Indebtedness under the Asset- Based Revolving Credit Agreement, dated as of May 1, 2018 among C&J, the other loan parties thereto, JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto shall have been repaid, all commitments thereunder shall have been terminated and all liens and guarantees related thereto shall have been released.

4.02Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the initial Credit Extension on the Second Restatement Effective Date (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type, or a continuation of ~~LIBOR Rate~~Term SOFR Loans) and of each L/C Issuer to issue each Letter of Credit after the initial L/C Credit Extensions requested on the Second Restatement Effective Date is in each case subject to the following conditions precedent:

~~(a)~~ (a) The representations and warranties of each Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

~~(b)~~ (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

~~(c)~~ (c) The Administrative Agent and, if applicable, the applicable L/C Issuers or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type or a continuation of ~~LIBOR Rate~~Term SOFR Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Administrative Agent to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Administrative Agent; provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights of the Credit Parties as a result of any such failure to comply.

4.03Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agents and the Lenders have agreed that this Agreement is effective notwithstanding the inability of the Loan Parties to satisfy the following condition on or before the Second

Restatement Effective Date, which, as a condition subsequent, the Loan Parties agree to satisfy on or before the date applicable thereto: to the extent not previously delivered on or before the Second Restatement Effective Date, deliver to the Collateral Agent no later than 30 days after the Second Restatement Effective Date (as such date may be extended in the Collateral Agent's reasonable discretion) evidence that all insurance ~~certificates and long form endorsements,~~required to be maintained pursuant to the Loan Documents has been obtained and is in ~~form~~effect and ~~substance reasonably satisfactory to~~that the Collateral Agent~~, with respect to~~ has been named as loss payee and additional insured~~, lenders loss payee and notice endorsements relating to the Loan Parties' insurance policies~~ under each United States insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named.

ARTICLE V REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation,
(b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and
(ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 hereto, sets forth, as of the Second Restatement Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents); or (d) violate any Law.

5.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Person is a party, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect, except to the extent such violation would not reasonably be expected to have a Material Adverse Effect.

5.04Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all Material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Since December 31, 2018, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)The Consolidated forecasted balance sheets and statements of income and cash flows of the Keane Group delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ good faith estimate of its future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

5.06Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after commercially reasonable investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as disclosed in Schedule 5.06, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Ownership of Property; Liens.

(a)Each of the Loan Parties and each Restricted Subsidiary thereof has good record and valid title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Encumbrances and such defects in title or failure to have such title or other interest as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Restricted Subsidiary has good and valid title to, valid leasehold interests in, or valid licenses or other rights to use all personal property and assets material to the ordinary conduct of its business, except for Permitted Encumbrances or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances and such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Schedule 7.02 sets forth a complete and accurate list of all Investments of the type described in clause (b) of the definition of “Permitted Investments” held by any Loan Party or any Subsidiary of a Loan Party on the Second Restatement Effective Date, showing as of the Second Restatement Effective Date the amount, obligor or issuer and maturity, if any, thereof.

(d)Schedule 7.03 sets forth a complete and accurate list of all Material Indebtedness of the type described in clause (a) of the definition of “Permitted Indebtedness” of each Loan Party or any Restricted Subsidiary of a Loan Party on the Second Restatement Effective Date, showing as of the Second Restatement Effective Date the amount, obligor or issuer and maturity thereof.

5.09Environmental Compliance.

(a)Except for any matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party or any

Restricted Subsidiary thereof or any of their respective facilities or operations (i) is in violation of any Environmental Law or has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) is in receipt of any pending notice or claim with respect to any Environmental Liability or (iv) is aware of any basis for any Environmental Liability; and

(b)No Loan Party or any Restricted Subsidiary thereof is undertaking, and no Loan Party or any Restricted Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release or threat of Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any investigations, assessments, remedial or response actions that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10Taxes. Except for failures that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, the Loan Parties and each of their Restricted Subsidiaries have filed all Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets or otherwise due and payable (including in the capacity of withholding agent), except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Liens (other than Permitted Encumbrances on account thereof) have has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no current, pending or proposed Tax audit, deficiency, assessment or other claim or proceeding with respect to any Loan Party or any of their Subsidiaries that, individually, or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

5.11ERISA Compliance.

(a)Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where non-compliance would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(b)There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and to the best knowledge of the Lead Borrower, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.12Subsidiaries; Equity Interests. As of the Second Restatement Effective Date:
(a) the Loan Parties have no Subsidiaries other than those specifically disclosed in Schedule 5.12, which Schedule sets forth, as of the Second Restatement Effective Date, the legal name, jurisdiction of incorporation or formation and outstanding Equity Interests of each such Restricted Subsidiary, (b) all of the outstanding Equity Interests in such Restricted Subsidiaries have been validly issued, are fully paid and non-assessable, and are owned by a Loan Party (or a Restricted Subsidiary of a Loan Party) in the amounts specified on Schedule 5.12 free and clear of all Liens except for Liens in favor of the Collateral Agent under the Loan Documents and Permitted Encumbrances which do not have priority over the Liens of the Collateral Agent. Except as set forth in Schedule 5.12, as of the Second Restatement Effective Date, there are no outstanding rights to purchase any Equity Interests in any Restricted Subsidiary. As of the Second Restatement Effective Date, the Loan Parties have no equity investments in any other Person other than those specifically disclosed in Schedule 7.02. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document as of the Second Restatement Effective Date, each of which is valid and in full force and effect as of the Second Restatement Effective Date.

5.13Margin Regulations; Investment Company Act.

(a)No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, on the Second Restatement Effective Date, would reasonably be expected to result in a Material Adverse Effect on the Second Restatement Effective Date. No report, financial statement, certificate or other factual written information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (excluding projected financial information, forward-looking statements and general industry or general economic data) (in each case, as modified or supplemented by other information so furnished) and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material). As of the Second Restatement Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

5.15Compliance with Laws. Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16Intellectual Property; Licenses, Etc. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as currently conducted. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the operation of their respective businesses by any Loan Party or any Subsidiary does not violate, dilute, or misappropriate and has not, in the past three
(3) years infringed, any Intellectual Property rights held by any other Person, and except as disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Lead Borrower, threatened in writing against any Loan Party or Restricted Subsidiary, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.17Labor Matters. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law that has not been satisfied that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all payments due from any Loan Party and its Restricted Subsidiaries, or for which any claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party or Restricted Subsidiary.
There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Restricted Subsidiary has made a pending demand for recognition that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.18Security Documents.

(a)The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of UCC financing statements in proper form, and delivery to the Collateral Agent of all possessory collateral required to be delivered by the Security Agreement and/or the obtaining of “control” (as defined in the UCC) by the Collateral Agent (or, so long as the Intercreditor Agreement is in effect and the Designated Senior Agent is acting as agent for the Collateral Agent pursuant thereto for purposes of obtaining possession of or establishing control over certain Collateral, to or by the Designated Senior Agent), the Collateral Agent for the benefit of the Credit Parties, will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral (other than those DDAs for which the Agents have not required a Blocked Account Agreement) that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or by obtaining control or possession, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority under applicable Law.

(b)When the Security Agreement (or a short form thereof) in proper form is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on Schedule II of the Security Agreement, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority under applicable Law (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Effective Date).

5.19Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.20Deposit Accounts. Annexed as Schedule 5.20 is a list of all DDAs maintained by the Loan Parties as of the Second Restatement Effective Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

5.21Material Contracts. Schedule 5.21 sets forth all Material Contracts to which any Loan Party is a party as of the Second Restatement Effective Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the Second Restatement Effective Date, subject to confidentiality restrictions contained therein. The Loan Parties are not in breach or in default of or under any Material Contract which would reasonably likely result in a Material Adverse Effect and have not received any written notice of the intention of any other party thereto to terminate any Material Contract prior to the end of its current term.

5.22USA PATRIOT Act Notice. Each Loan Party is in compliance, in all material respects, with the USA Patriot Act, to the extent each Loan Party is legally required to comply with the USA Patriot Act.

5.23Office of Foreign Assets Control. Neither the advance of the Loans or Letters of Credit nor the use of the proceeds of the Loans or Letters of Credit, nor the lending, contribution or otherwise making available such proceeds to any Subsidiary, joint venture partner or other individual or entity, will be used to fund any activities of or business with any Sanctioned Entity or Sanctioned Person, or in any Designated Jurisdiction, in violation of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions. Neither the Borrowers, nor any of their Subsidiaries, nor, to the knowledge of the Borrowers and their Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is 50% owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or a resident in a Designated Jurisdiction.

5.24Use of Proceeds. On and after the Second Restatement Effective Date, the Loans will be used by the Parent and its Subsidiaries for working capital (including the purchase of Inventory and Equipment) and general corporate purposes (including Permitted Acquisitions and other Investments).

5.25Anti-Money Laundering. No Borrower or Guarantor, none of their Subsidiaries and, to the knowledge of senior management of each Borrower or Guarantor, none of its Affiliates and none of its respective officers, directors, brokers or agents, acting in their capacity on behalf of such Borrower or Guarantor or such Subsidiary or Affiliate (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that is designed by such entity or individual to conceal the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

5.26FCPA. The Parent and its Subsidiaries and, to the knowledge of the Parent and its Subsidiaries, their respective officers, directors, employees, agents and Affiliates while acting on behalf of the Parent or its Subsidiaries, have conducted their businesses in compliance with the anti-bribery provisions of the FCPA and, to the extent applicable, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws, to the extent such laws are applicable to the Parent and its Subsidiaries. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, or any other applicable anti-corruption laws.

5.27Insurance. The properties of the Lead Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Lead Borrower or the applicable Subsidiary operates.

5.28Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criterion that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, the Equipment reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Frac Iron, the Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory, the Accounts and unbilled Accounts reflected therein as eligible for inclusion in the Borrowing Base constitute Eligible Billed Accounts and Eligible Unbilled

Accounts and the cash reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Cash, in each case as of the period end date for which such Borrowing Base Certificate is calculated.

5.29EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VI AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

~~(a)~~ (a) as soon as available, but in any event within 105 days (or such earlier date on which the Parent is required (after giving effect to any extensions granted by the SEC) to make any public filing of such information) after the end of each Fiscal Year of the Parent, (x) a Consolidated balance sheet of the Keane Group as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to an upcoming maturity of any Indebtedness or potential default under any financial covenant) and (y) a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Year, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent;

~~(b)~~ (b) as soon as available, but in any event within 50 days (or such earlier date on which the Parent is required (after giving effect to any extensions granted by the SEC) to make any public filing of such information) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, (x) a Consolidated balance sheet of the Keane Group as at the end of such Fiscal Quarter and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Keane Group as of the end of such

Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and that prior Fiscal Year results are not required to be restated for changes in discontinued operations and (y) a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Quarter, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent; and

~~(c)~~as soon as available, but in any event no more than 90 days after the end of each Fiscal Year of the Parent, forecasts and budgets prepared by management of the Parent, in form reasonably satisfactory to the Administrative Agent, of the Loan Cap and the Consolidated balance sheets and statements of income or operations and cash flows of the Keane Group on an annual basis (except that the Loan Cap shall be projected on a quarterly basis) for the immediately following Fiscal Year (including the fiscal year in which the Maturity Date occurs); it being understood and agreed that (i) any forecasts furnished hereunder are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (ii) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section
6.01may be satisfied with respect to financial information of the Keane Group by furnishing (A) the Parent’s (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, (i) such information is accompanied by consolidated information that explains in reasonable detail the differences between the information relating to the Parent (or a parent of the Parent, if such information related to such a parent), on the one hand, and the information relating to the Lead Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under this Section 6.01, such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and consistent with the requirements of Section 6.01.

6.02Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (or to the applicable Lender with respect to clause (g) below):

~~(a)~~ (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements;

~~(b)~~ (b) (i) On or prior to the twentieth (20th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, (ii) within five (5) Business Days after the consummation of the Disposition of any Collateral included in the Borrowing Base (other than cash) having a Fair Market Value in excess of
$15,000,000, a Borrowing Base Certificate showing the Borrowing Base after giving effect to the consummation of such Disposition and (iii) at such time Eligible Cash is withdrawn from the Special Cash Collateral Account in accordance with Section 6.12, a Borrowing Base Certificate updating the Borrowing Base solely to give effect to the withdrawal of such Eligible Cash;

~~(c)~~ (c) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Restricted Subsidiary, or any audit of any of them;

~~(d)~~ (d) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Lead Borrower ~~(i)~~ (e) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, the nature and extent thereof and the expected remedial actions, ~~(ii)~~ (f) certifying that such financial statements fairly present the financial condition and results of operations in accordance with GAAP and
~~(iii)~~ (g) with respect to financial statements delivered pursuant to Sections 6.01(a) and (b), setting forth reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

~~(e)~~ (h) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent (or any Lender acting through the Administrative Agent) may from time to time reasonably request; and

(i)at any time there are no Loans outstanding and the aggregate amount of L/C Obligations (excluding any L/C Obligations that have been Cash Collateralized) is less than or equal to $5,000,000, on or prior to the fifteenth (15th) day, of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a statement in form reasonably acceptable to the Administrative Agent detailing the aggregate amount of Eligible Cash and the aggregate amount of unrestricted cash and Cash Equivalents on hand of the Parent and its Subsidiaries as of the close of business as of the last day of the immediately preceding Fiscal Month, each statement to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that at any time upon the Administrative Agent’s request (in its sole discretion), such statement shall be delivered weekly or more frequently; and

(j)promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(e) may (but shall not be required to) be delivered electronically (which may be filed with the SEC) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Parent’s website on the Internet at www.keanegrp.com; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent if the Administrative Agent requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and
(ii)the Lead Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above. The Loan Parties hereby acknowledge that the Administrative Agent and/or the Arranger will make available to the Lenders and each L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”).

6.03Notices. Promptly after any Responsible Officer of the Lead Borrower obtains knowledge thereof, notify the Administrative Agent:

(a) (a) of the occurrence of any Default;

(b) (b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) (c) of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect; or

(d) (d) of the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Restricted Subsidiary in each case that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

6.04Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (x) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (including in its capacity as a withholding agent); (y) all lawful claims which, if unpaid, would by Law become a Lien upon its property; and (z) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iv) no Lien has been filed with respect thereto (other than Permitted Encumbrances) or (b) the failure to make payment pending such contest would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to determining Reserves pursuant to this Agreement.

6.05Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence (and, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, good standing) under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case of clauses
(a) and (b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07Maintenance of Insurance. Maintain insurance with respect to its property and business substantially consistent with past practices and as disclosed to the Administrative Agent prior to the Second Restatement Effective Date and as is customarily carried under similar circumstances by other Persons in the same or similar businesses operating in the same or similar locations, as is reasonably acceptable to the Administrative Agent. Fire and extended coverage or “all-risk” policies maintained with respect to any Collateral shall be endorsed to include a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, which endorsements shall provide that none of the Borrowers, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Lenders and all first party property insurance covering Collateral shall name the Collateral Agent as additional insured or loss payee, as applicable, and all liability insurance shall name the Collateral Agent as additional insured.

6.08Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a)(i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP and (ii) such contest effectively suspends enforcement of the contested Laws; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records; Accountants.

(a)Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Keane Group; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Keane Group.

(b)At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent; provided that an officer of the Lead Borrower shall be entitled to participate in any such discussions.

6.10Inspection Rights.

(a)Permit representatives and independent contractors of the Administrative Agent and Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm at such reasonable times during normal business hours upon reasonable advance notice to the Lead Borrower; provided, however, that unless an Event of Default has occurred and is continuing, only one visit in any calendar year shall be permitted and such visit shall be at the Loan Parties’ expense.

(b)Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct commercial finance examinations and other evaluations at the frequency specified below, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base (other than the computation of Eligible Cash) and (ii) the assets included in the Borrowing Base (other than Eligible Cash) and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and such professionals with respect to such examinations and evaluations. Notwithstanding the foregoing, except as provided in the provisos to this sentence, the Administrative Agent shall be permitted to conduct one (1) commercial finance examination each Fiscal Year at the Borrowers’ expense; provided that, in the event that Excess Availability is at any time less than the greater of (A) 15%

of the Loan Cap and (B) $30,000,000 for five (5) consecutive Business Days during any Fiscal Year, the Administrative Agent shall be permitted to conduct up to two (2) commercial finance examinations in any twelve-month period at the Borrowers’ expense; provided further that, at any time an Event of Default has occurred and is continuing, the Administrative Agent shall be permitted to conduct four (4) commercial finance examinations in any Fiscal Year and such examinations shall be at the Borrowers’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional commercial finance examinations to be undertaken (i) before assets acquired by any Loan Party with a Fair Market Value in excess of 10% of the Borrowing Base (before giving effect to such acquired assets) can be included in the computation of the Borrowing Base (other than Eligible Cash), at the expense of the Loan Parties, (ii) as it in its discretion deems necessary or appropriate, at its own expense or, (iii) if required by Law, at the expense of the Loan Parties.

(c)Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals and audits of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and such professionals with respect to such appraisals. Notwithstanding the foregoing, except as provided in the provisos to this sentence, the Administrative Agent shall be permitted to conduct up to one Inventory appraisal in any twelve-month period at the Loan Parties’ expense; provided that in the event that the Excess Availability is at any time less than the greater of (A) 15% of the Loan Cap and (B) $30,000,000 for five (5) consecutive Business Days during any Fiscal Year, the Administrative Agent shall be permitted to conduct up to two (2) Inventory appraisals in any twelve-month period at the Borrowers’ expense; provided further that if an Event of Default has occurred and is continuing the Administrative Agent shall be permitted to conduct four (4) Inventory appraisals in any Fiscal Year and such appraisals shall be at the Borrowers’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (i) before assets acquired by any Loan Party with a Fair Market Value in excess of 10% of the Borrowing Base (before giving effect to such acquired assets) can be included in the Borrowing Base (other than Eligible Cash), at the expense of the Loan Parties, (ii) as it in its discretion deems necessary or appropriate, at its own expense or,
(iii)if required by Law, at the expense of the Loan Parties.

6.11Additional Loan Parties. Notify the Administrative Agent promptly after any Person becomes a Subsidiary (other than any Excluded Subsidiary but including any Unrestricted Subsidiary being reclassified as a Restricted Subsidiary, any Subsidiary ceasing to be an Excluded Subsidiary and any acquisition pursuant to a Division)) of the Parent, and promptly thereafter (and in any event within thirty (30) Business Days, which time period may be extended at the Administrative Agent’s discretion), (a)(i) cause any such Person to become a Borrower or Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement to this Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) subject to the requirements of Section 6.14(b), grant a Lien to the Collateral Agent on such Person’s assets on the same types of assets which constitute Collateral under the Security Documents to secure the Obligations, (iii) deliver to the Administrative Agent documents of the types referred to in clauses

(iii) and (iv) of Section 4.01(a) and if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)) and (iv) the Lead Borrower shall deliver to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation reasonably requested by the Lenders, and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Administrative Agent. In addition, for purposes of compliance with Section 6.01, any direct or indirect parent entity of the Parent may become a guarantor by executing and delivering to the Administrative Agent a guarantee agreement in a form satisfactory to the Administrative Agent which shall be executed by the Lead Borrower and such parent; provided that such parent entity shall not otherwise be deemed to be a “Borrower”, “Guarantor” or “Loan Party” for any purpose under this Agreement. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or Guarantor or permit the inclusion of any acquired assets in the computation of the Borrowing Base (other than cash).

6.12Cash Management.

(a)The Loan Parties shall, within 90 days after the Effective Date with respect to any DDA maintained on the Effective Date, within 90 days after the Second Restatement Effective Date (or such longer period as the Administrative Agent may reasonably agree) with respect to any DDA maintained by any C&J Loan Party on such date, and within 90 days after the opening or acquisition of any new DDA or such longer period as the Administrative Agent may reasonably agree, enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Agents with respect to each DDA maintained with any Blocked Account Bank (collectively, the “Blocked Accounts”); provided that Blocked Accounts shall not include (i) deposit accounts specifically and exclusively used for payroll, payroll taxes and employee wage, health and other benefit payments to or for the benefit of any Loan Party’s employees, (ii) any zero balance account, (iii) accounts solely used for cash deposits pursuant to the definition of “Permitted Encumbrances”, (iv) any escrow account, trust and customer deposit account, (v) accounts solely used to deposit proceeds of the Designated Senior Indebtedness (including Permitted Refinancings thereof) Priority Collateral, and (vi) accounts not exceeding $2,000,000 in the aggregate for all such accounts.

(b)Subject to clause (a) above, instruct all customers to deposit all cash proceeds from sales of Inventory or Frac Iron or performance of services in every form into a Blocked Account and to the extent not so deposited directly by the customers, deposit such amounts into a Blocked Account promptly, but in no event less frequently than once every three (3) Business Days.

(c)Each Blocked Account Agreement shall require that, after the Blocked Account Bank’s receipt of written notice from the Collateral Agent given after the occurrence and during the continuance of a Dominion Trigger Event, the Blocked Account Bank shall effectuate the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Collateral Agent at Bank of America (the “Collection Account”) of all funds in such Blocked Account.

(d)The Collection Account shall at all times be under the sole dominion and control of the Collateral Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Collection Account shall be applied pursuant to Section 8.03 on a daily basis after the occurrence and during the continuation of a Dominion Trigger Event. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

(e)Upon the request of the Administrative Agent after the occurrence and during the continuance of a Dominion Trigger Event, cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(f)To the extent the Loan Parties elect to include any Eligible Cash in the Borrowing Base, the Loan Parties shall, subject to the proviso in the last sentence herein, at all times, maintain one or more Special Cash Collateral Accounts (but in no event more than two Special Cash Collateral Accounts) in an amount not less than the amounts specified as Eligible Cash in the most recently delivered Borrowing Base Certificate. All amounts on deposit from time to time in the Special Cash Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Obligations. Any income received with respect to amounts from time to time on deposit in the Special Cash Collateral Account, including any interest, shall be deposited in the Collection Account. The Administrative Agent shall at all times have control and complete dominion over the Special Cash Collateral Account and all amounts on deposit therein, provided, however, that the Loan Parties may, upon not less than three (3) Business Days prior written notice to the Administrative Agent, from time to time withdraw funds from such Special Cash Collateral Account, if (i) no Default or Event of Default shall have occurred and be continuing on the date of such withdrawal both before and after giving effect to such withdrawal and (ii) after giving effect to such withdrawal, the Total Outstandings shall not exceed the Loan Cap (after giving effect to such withdrawal).

6.13Information Regarding the Collateral.

(a)Furnish to the Administrative Agent at least fifteen (15) days (or such shorter period as the Administrative Agent may agree) prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility, but excluding in-transit Collateral, Collateral out for repair, and Collateral temporarily stored at a Customer’s location in connection with the providing of services to such Customer); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or
(iv)any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties shall not effect or permit any change referred to in the preceding sentence unless the Loan Parties have undertaken all such action, if any, reasonably requested by the Administrative Agent under the UCC or otherwise that is required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

(b)From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Second Restatement Effective Date that is required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.

6.14Further Assurances.

(a)Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which any Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties, provided that no such document, financing statement, agreement, instrument or action taken shall, in the Loan Parties’ good faith determination, materially increase the obligations or liabilities of the Loan Parties hereunder or have any Material Adverse Effect on the Loan Parties.

(b)If any material assets of the type constituting Collateral are acquired by any Loan Party after the Second Restatement Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Agents thereof, and the Loan Parties will, within sixty (60) days after such acquisition, cause such assets to be subjected to a Lien securing the Obligations and take such actions as shall be reasonably necessary to perfect such Liens, including actions described in paragraph (a) of this Section 6.14, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.14(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.14(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base (other than cash).

6.15ERISA. The Lead Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents or notices described in Sections 101(k) or 101(l) of ERISA that the Lead Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Lead Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Lead Borrower and/or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

6.16Use of Proceeds. Each Borrower will use the proceeds of the Loans only as provided in Section 5.24. No part of the proceeds of any Loans or Letters of Credit hereunder will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person in violation of Sanctions, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person in violation of Sanctions, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person in violation of Sanctions, or in any other manner that would result in a violation of Sanctions by any Person. No part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

ARTICLE VII NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; sign or suffer to exist any security agreement authorizing any Person thereunder to file a financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Restricted Subsidiaries; or assign as security or otherwise transfer as security any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02Investments. Make any Investments, except Permitted Investments.

7.03Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness, or (b) issue Disqualified Stock.

7.04Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that:

~~(a)~~ (a) (i) any Restricted Subsidiary may merge, amalgamate or consolidate with a Borrower (including a merger, the purpose of which is to reorganize a Borrower into a new jurisdiction in the United States); provided that such Borrower (as a newly recognized entity) shall be the continuing or surviving Person and (ii) any Restricted Subsidiary may merge, amalgamate or consolidate with one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

~~(b)~~ (b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or a Borrower or any Subsidiary may change its legal form if the Parent determines in good faith that such action is in the best interest of the Keane Group and is not materially disadvantageous to the Lenders, based upon a determination in good faith by the Lead Borrower (it being understood that in the case of any change in legal form, (x) any Borrower shall remain a Borrower and (y) a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

~~(c)~~ (c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02 (other than clause (e) of the definition of “Permitted Investments”) and Section 7.03, respectively;

~~(d)~~ (d) so long as no Default exists or would result therefrom, a Borrower may merge with any other Person; provided that (i) such Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not a Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent,
(C) each Loan Party, unless it is the other party to such merger or consolidation, shall have confirmed that its obligations under the Loan Documents, including the Guarantee, shall continue to apply to the Successor Company’s obligations under the Loan Agreements, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document does not conflict with this Agreement and (F) the Administrative Agent and each Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation reasonably requested by the Lenders; provided further that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement;

~~(e)~~ (e) so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or a Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 and Section 6.14;

~~(f)~~(f)    so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05; and

~~(g)~~the Transactions shall be permitted.

7.05Dispositions. Make any Disposition, except Permitted Dispositions. To the extent any Collateral is Disposed of in a Permitted Disposition to any Person other than any Loan Party and the Net Proceeds therefrom are applied in accordance with this Agreement, such Collateral shall be sold free and clear of all Liens created by the Loan Documents.

7.06Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

~~(a)~~ (a) each Restricted Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

~~(b)~~ (b) each Restricted Subsidiary of a Loan Party which is not a Loan Party may make Restricted Payments to another Restricted Subsidiary that is not a Loan Party;

~~(c)~~ (c) Loan Parties and their Restricted Subsidiaries may make Restricted Payments permitted by Sections 7.02 or 7.04;

~~(d)~~ (d) the Keane Group may, and may make a Restricted Payment to, repurchase Equity Interests of the Parent or Keane Investor held by a current or former employee, officer or director of any of the Keane Group upon the termination, retirement or death of any such employee, officer or director, provided that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Dominion Trigger Event shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, and (iii) the aggregate amount of all payments for such repurchases in any Fiscal Year shall not exceed $15,000,000 plus amounts of such repurchases permitted to have been made in prior Fiscal Years but not made, up to a maximum carry forward amount in any Fiscal Year of $10,000,000; plus the Net Proceeds received by the Parent or any of its Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Parent or any direct or indirect parent of the Parent (to the extent contributed to the Parent) to members of management, directors or consultants of the Parent or any of its Subsidiaries, or any direct or indirect parent of the Parent that occurs after the Second Restatement Effective Date other than proceeds of a Cure Amount; plus the Net Proceeds of key man life insurance policies received by the Parent or any other direct or indirect parent of the Parent (in each case, to the extent contributed to the Parent) and their Subsidiaries after the Second Restatement Effective Date; less the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and
(ii) of this Section 7.06(d); (provided that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from members of management, directors, employees or consultants of the Parent, or any direct or indirect parent company or Restricted Subsidiaries in connection with a repurchase of Equity Interests pursuant to this clause
(d) of the Parent or any direct or indirect parent company will not be deemed to constitute a Restricted Payment);

~~(e)~~ (e) if the Payment Conditions are satisfied, the Keane Group may make Restricted Payments to the equity holders of the Parent;

~~(f)~~(f)    the Parent and its Subsidiaries may declare and make dividend payments or other Restricted Payments payable (i) solely in Equity Interests (other than Disqualified Stock not otherwise permitted by Section 7.03) of such Person, or (ii) with the proceeds of a substantially concurrent contribution to, or the issuance or other sale of, Equity Interests (other than Disqualified Stock) of the Parent or any direct or indirect parent thereof (to the extent contributed to a Borrower);

~~(g)~~ (g) the Parent and its Restricted Subsidiaries may make repurchases of Equity Interests in the Parent or in any other direct or indirect parent thereof or any Restricted Subsidiary of the Parent deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

~~(h)~~Restricted Payments made with the proceeds of substantially concurrent Excluded Contributions;

~~(i)~~the distribution, as a dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Parent or a Restricted Subsidiary of the Parent by, Unrestricted Subsidiaries or Excluded Property;

~~(j)~~the Parent and its Restricted Subsidiaries may pay customary and reasonable out of pocket fees, commissions, expenses and other amounts, in each case, to the extent payable by the Parent under the Parent Stockholders’ Agreement as in effect as of January 20, 2017;

~~(k)~~Restricted Payments in the aggregate amount in any four consecutive Fiscal Quarter period not to exceed $50,000,000; provided, that, to the extent Consolidated EBITDA at the end of any Measurement Period equals or exceeds
$700,000,000, such amount shall increase to $100,000,000 for so long as Consolidated EBITDA continues to equal or exceed $700,000,000 at the end of any subsequent Measurement Period; and

~~(l)~~Restricted Payments within 60 days after the date of the declaration or agreement in respect thereof, if, at the time of such declaration or agreement, such Restricted Payment would have been permissible pursuant to any of clauses (a) through
(k) above.

7.07Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than the Obligations or Indebtedness between Loan Parties), or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) payments in respect of the Obligations, (b) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), (c) repayments and prepayments of Subordinated Indebtedness in accordance with and subject to the subordination terms thereof, (d) voluntary prepayments, repurchases, redemptions, defeasances or other satisfaction of Permitted Indebtedness as long as the Payment Conditions are satisfied, (e) Permitted Refinancings of any Indebtedness, (f) the conversion of any Indebtedness to Equity Interests (other than Disqualified Stock) of the Parent or any of its Subsidiaries or any other direct or indirect parent of a Borrower or the repayment of Indebtedness with the proceeds of any contribution to, or the issuance or other sale of, Equity Interests (other than Disqualified Stock or Preferred Stock) of the Parent or any other direct or indirect parent of the Lead Borrower, and (g) repayments and prepayments of Indebtedness incurred pursuant to clauses (b), (c), (d), (e), (f), (j), (k), (n), (o), (p), (q), (v) (to the extent made by any Foreign Subsidiary), (s), or (w) of the definition of “Permitted Indebtedness”.

7.08Change in Nature of Business. Engage in any material line of business other than a Similar Business.

7.09Transactions with Affiliates. Directly or indirectly:

~~(a)~~ (a) Purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, shareholder, director or other Affiliate of the Parent or any Restricted Subsidiary involving aggregate consideration in excess of $20,000,000 for a single transaction or series of related transactions, except:

~~(i)~~(i)    on fair and reasonable terms that are not materially less favorable to the Parent and its Restricted Subsidiaries, taken as a whole, as would be obtainable by the Parent or its Restricted Subsidiaries with a Person other than an Affiliate at the time of such transaction (or, if earlier, at the time such transaction is contractually agreed),

~~(ii)~~ (ii)    Permitted Dispositions and Permitted Investments;

~~(iii)~~ (iii)transactions between or among the Parent and its Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary or is merged or consolidated with a Restricted Subsidiary as a result of such transaction;

~~(iv)~~ (iv) transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to the Keane Group or not less favorable to the Keane Group than would reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

~~(v)~~ (v)    any agreement (other than with Sponsor) as in effect as of the Second Restatement Effective Date and set forth on Schedule
7.09 or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Second Restatement Effective Date) or any transaction contemplated thereby;

~~(vi)~~ (vi) (i) the issuance of Equity Interests (other than Disqualified Stock) of the Parent or any of its Subsidiaries to any director, officer, employee or consultant thereof, (ii) the issuance or sale of the Equity Interests of the Parent and the granting of registration rights and other customary rights in connection therewith or (iii) any contribution to the capital of the Parent or any Restricted Subsidiary, as applicable;

~~(vii)~~ (vii)    (x) transactions with Affiliates that are customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Keane Group in the reasonable determination of the board of directors or the senior management of the Parent, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (y) transactions with joint ventures and Unrestricted Subsidiaries in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Keane Group in the reasonable determination of the board of directors or the senior management of the Parent, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

~~(viii)~~ (viii)    the existence of, or the performance by the Keane Group of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Second Restatement Effective Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Keane Group of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Second Restatement Effective Date shall only be permitted by this clause (~~xi~~viii) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Second Restatement Effective Date;

~~(ix)~~ (ix) transactions between the Loan Parties or any of their Restricted Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Parent or any other direct or indirect parent of a Borrower; provided, however, that such director abstains from voting as a director of such Loan Party or such direct or indirect parent of such Loan Party, as the case may be, on any matter involving such other Person;

~~(x)~~ (x)    transactions pursuant to Section 7.04 and 7.06;

~~(xi)~~ (xi) pledges of Equity Interests of Unrestricted Subsidiaries;

~~(xii)~~ (xii)    transactions entered into in good faith which provide for shared employees, services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies;

~~(xiii)~~ (xiii)    any purchases by the Parent’s Affiliates of Indebtedness or Disqualified Stock of the Parent or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Parent’s Affiliates; provided that such purchases by the Parent’s Affiliates are on the same terms as such purchases by such Persons who are not the Parent’s Affiliates;

~~(xiv)~~ (xiv)    transactions contractually agreed to between an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplations thereof; and

~~(xv)~~ (xv)    transactions permitted by clause (b) below.

~~(b)~~ (b) make any payments (whether by dividend, loan or otherwise) to any officer, shareholder, director or other Affiliate of a Parent or any Restricted Subsidiary in excess of $25,000,000 for a single payment or series of related payments, including, without limitation, on account of management, consulting or other fees for management or similar services, or pay or reimburse expenses incurred by any officer, shareholder, director or other Affiliate of the Parent or such Restricted Subsidiary, except:

~~(i)~~(i)    reasonable compensation to, and indemnity provided on behalf of, current, former and future officers, employees and directors for services rendered to the Parent or such Restricted Subsidiary in the ordinary course of business (including the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of any direct or indirect parent of the Parent or of a Restricted Subsidiary, as appropriate, in good faith);

~~(ii)~~ (ii)    payments by the Parent or a Restricted Subsidiary to Sponsor or an Affiliate of Sponsor for the reasonable out-of-pocket costs of actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing financial and similar types of services paid for by Sponsor or such Affiliate on behalf of the Parent or a Restricted Subsidiary;

~~(iii)~~ (iii)any payments required to be made pursuant to an agreement (other than with Sponsor) as in effect as of the Second Restatement Effective Date and listed on Schedule 7.09, or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Second Restatement Effective Date) or any transaction contemplated thereby;

~~(iv)~~ (iv) amounts payable pursuant to employment and severance arrangements between the Keane Group and their respective current, former and future officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business and payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Parent in good faith;

~~(v)~~ (v)    payments by the Keane Group to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Parent or any other direct or indirect parent of the Parent in good faith;

~~(vi)~~ (vi) payments resulting from transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to the Keane Group or not less favorable to the Keane Group than would reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

~~(vii)~~ (vii)    payments permitted pursuant to Section 7.02 and 7.06;

~~(viii)~~ (viii)    sales and purchase arrangements, joint purchasing arrangements and other service agreements in the ordinary course of business between, on the one hand, the Parent and its Restricted Subsidiaries and, on the other hand, any Person under common control with the Parent and its Subsidiaries, for the sale and purchase, at cost, of inventory, equipment and supplies, and leases between such Persons and the Parent or any of its Restricted Subsidiaries and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

~~(ix)~~ (ix) payments between or among the Parent and its Restricted Subsidiaries; and

~~(x)~~ (x)    payments pursuant to any agreement, arrangement or transaction permitted under clause (a) above.

7.10Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Loan Party to Guarantee the Obligations, (iii) of any Restricted Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, other than, in each case, (i) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Restricted Subsidiary, (ii) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or any Restricted Subsidiary, (iii) any provision in an agreement for a Disposition permitted hereunder that limits the transfer of or the imposition of any Lien on the assets to be disposed of thereunder, (iv) any provision in an agreement relating to Permitted Indebtedness described in clauses (a), (c) and (g) of the definition thereof that restricts Liens on property financed by or securing such Indebtedness, (v) any other provision in any agreement relating to Permitted Indebtedness that is no more restrictive or burdensome than the comparable provision in this Agreement (except that this proviso shall not apply to contractual restrictions described in clause (a)(iv) or (b) above), (vi) any encumbrance or restriction contained in any agreement of a Person acquired in a Permitted Investment, which encumbrance or restriction was in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder,
(viii) contractual obligations in existence on the Second Restatement Effective Date and the extension or continuation thereof, provided that any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Agents and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued as determined in good faith by the Lead Borrower, (ix) [reserved], (x) [reserved], (xi) customary restrictions contained in the agreement evidencing the Designated Senior Indebtedness and, in each case, any Permitted Refinancing thereof, provided that any such restrictions contained therein, taken as a whole, are no more restrictive or burdensome than the comparable provisions set forth in the Term Loan Documents (as defined in the Intercreditor Agreement), provided that a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (xii) represent Indebtedness of a Restricted Subsidiary of the Parent which is not a Loan Party which is permitted by Section 7.03 to the extent applying only to such Restricted Subsidiary, (xiii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under clauses (c), (g) and (t) of the definition of “Permitted Indebtedness” but solely to the extent any negative pledge relates to the property financed by such Indebtedness,
(xiv) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or (xv) restrictions that arise in connection with cash or other deposits permitted under clauses (c), (d), (u), or (x) of the definition of “Permitted Encumbrances” or clauses (a), (i) and (k) of the definition of “Permitted Investments” and in all instances limited to such cash or deposit.

7.11Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of Regulation U of the FRB or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation U of the FRB or to refund Indebtedness originally incurred for such purpose or (b) for any purposes other than (i) on the Effective Date, to pay fees and expenses in connection therewith and (ii) following the Effective Date, for working capital purposes (including the purchase of Inventory), general corporate purposes (including Permitted Acquisitions and other Investments) and any other purpose not prohibited by the terms of this Agreement.

7.12Amendment of Material Documents. Amend, modify or waive (a) any of a Loan Party’s rights under its Organization Documents in a manner materially adverse to the Credit Parties; (b) any document governing any Material Indebtedness (other than on account of any Permitted Refinancing) to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents or would be reasonably likely to have a Material Adverse Effect; or (c) the Term Loan Credit Agreement or any Loan Document (as defined in the Term Loan Credit Agreement) in a manner materially adverse to the Credit Parties.

7.13Fiscal Year/Quarter. Change the Fiscal Year or Fiscal Quarter of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP; provided, however, that the Loan Parties may, upon written notice to the Administrative Agent from the Lead Borrower, change their Fiscal Quarter and Fiscal Year to any other quarterly accounting periods and fiscal year reasonably acceptable to the Administrative Agent, in which case the Lead Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.

7.14Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Measurement Period to be lower than 1.00 to 1.00; provided that such Consolidated Fixed Charge Coverage Ratio will only be tested upon the occurrence of a Covenant Trigger Event, as of the last day of the Measurement Period ending immediately prior to the date on which such Covenant Trigger Event shall have occurred and shall continue to be tested as of the last day of each Measurement Period thereafter until such

Covenant Trigger Event is no longer continuing; provided further that the results of operation and indebtedness of any Unrestricted Subsidiaries shall not be taken into account for purposes of compliance with this Section 7.14.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default. The occurrence and continuance of any of the following (after giving effect to the giving of any notice or any passage of time or both, if any, specified below with respect to such event or condition) shall constitute an Event of Default:

(a) (a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan or other Obligation or fee due hereunder, or any other amount payable hereunder or under any other Loan Document, and such failure under this clause
(ii) continues for five (5) Business Days after the payment was due; or

(b) (b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02(b) (if an Accelerated Borrowing Base Delivery Event exists), 6.03, 6.05(a), 6.07, 6.10, 6.12 or 6.16 or Article VII or (ii) if no Accelerated Borrowing Base Delivery Event exists, any Loan Party fails to perform or observe any term, covenants of agreement contained in Section 6.02(b) and such failure continues unremedied for three (3) consecutive Business Days; or

(c) (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date such Loan Party obtains knowledge of a breach of any such covenant or agreement or the Lead Borrower’s receipt of notice from the Administrative Agent of any such breach; or

(d) (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect (or, if already subject to qualification by materiality, in any respect) when made or deemed made; or

(e) (e) Cross-Default. Any Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (after giving effect to the expiration of any applicable grace periods), or (ii) after the expiration of all grace periods relating thereto, fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (after giving effect to the expiration of any applicable grace periods), the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract or such similar term used) resulting from (A) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined or such similar term used) and, in either event, the Swap Termination Value owed by the Loan Party as a result thereof is greater than the lesser of (i) $50,000,000 and (ii) the amount of any corresponding threshold in the documentation governing any Designated Senior Indebtedness; or

(f)(f)    Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) (g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issuance or levy; or

(h) (h) Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the lesser of (i) $50,000,000 and (ii) the amount of any corresponding threshold in the documentation governing any Designated Senior Indebtedness and such judgments or orders shall continue unsatisfied or unstayed for a period of 30 consecutive days (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage; it being agreed that a “reservation of rights letter” or similar notice shall not in and of itself constitute a dispute of coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment or order, by reason of a pending appeal or otherwise, shall not have been satisfied, vacated, discharged, stayed or bonded for a period of 30 consecutive days; or

~~(i)~~ (i)    ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC which would be reasonably likely to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would be reasonably likely to result in a Material Adverse Effect; or

~~(j)~~(j)    Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be (other than pursuant to the terms thereof), or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral not of the type included in the Borrowing Base), with the priority required by the applicable Security Document; or

~~(k)~~ (k) Change of Control. There occurs any Change of Control; or

~~(l)~~(l)    Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document.

8.02Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) (a) declare the Commitments of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) (c) require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d) (d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the entry of an order for relief (or similar order) with respect to any Loan Party or any Restricted Subsidiary thereof under any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03Application of Funds. After the exercise of remedies provided for in Section
8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), subject to the Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order;

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, expenses and other amounts payable under Section 10.04 (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, expenses and other amounts (other than principal, interest and fees) payable to the Lenders and each L/C Issuer (including amounts payable under Section 10.04 to the respective Lenders and each L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agents of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and each L/C Issuer in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and unpaid obligations under Reserved Swap Contracts, ratably among the Lenders, each L/C Issuer and the Reserved Swap Contract providers in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(b), but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of that portion of the Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of all other Obligations arising from Bank Products (including Swap Contracts), ratably among the Credit Parties in proportion to the respective amounts described in this clause Eleventh held by them; and

Last, the balance, if any, after all of the have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

8.04Cure Rights.

(a)Notwithstanding anything to the contrary contained in this Article VIII, in the event that the Borrowers fail to comply with the requirements of Section 7.14 with respect to any Measurement Period for which such covenant is required to be tested, until the expiration of the 10th day subsequent to the later of (x) the first day of the applicable Covenant Trigger Event or (y) the date the certificate calculating the Consolidated Fixed Charge Coverage Ratio for such Measurement Period is required to be delivered pursuant to Section 6.01(b) (the “Cure Expiration Date”), the Parent shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions (collectively, the “Cure Right”), and upon receipt by the Parent of such cash in return for its Permitted Cure Securities, (the “Cure Amount”) pursuant to the exercise by the Parent of such Cure Right, the Consolidated Fixed Charge Coverage Ratio under Section 7.14 shall be recalculated giving effect to the following pro forma adjustments:

(i)Consolidated EBITDA of the last Fiscal Quarter of such Measurement Period shall be increased for such Measurement Period and any subsequent Measurement Period that contains such Fiscal Quarter, solely for the purpose of measuring the Consolidated Fixed Charge Coverage Ratio under Section 7.14 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii)if, after giving effect to the foregoing pro forma adjustments, the Borrowers shall then be in compliance with Section 7.14, the Borrowers shall be deemed to have satisfied the requirements of Section 7.14 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.14 that had occurred shall be deemed cured for purposes of this Agreement.

(b)Notwithstanding anything herein to the contrary, (i) in each twelve month period there shall be at least two Fiscal Quarters with respect to which the Cure Right is not exercised, (ii) there shall be no more than five Cure Rights exercised during the term of this Agreement, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 7.14 and (iv) all Cure Amounts shall be disregarded for purposes of determining any baskets or ratios with respect to the other covenants contained in the Loan Documents.

(c)Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon receipt of the Cure Amount (and designation thereof) by the Parent, the requirements of Section 7.14 shall be deemed satisfied and complied with as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply with the requirements of Section 7.14 and any Event of Default under Section 7.14 (and any other Default as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents, and (B) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 7.14 (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been contributed and designated; provided that during the period set forth in this clause (B), an Event of

Default shall nevertheless be deemed to have occurred and be continuing for all other purposes under the Loan Documents (including restrictions on Borrowings).

ARTICLE IX ADMINISTRATIVE AGENT

9.01Appointment and Authority.

~~(a)~~Each of the Lenders (in its capacities as a Lender), Swing Line Lender and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and no Loan Party or any Restricted Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

~~(b)~~Each of the Lenders (in its capacities as a Lender), Swing Line Lender and each L/C Issuer hereby irrevocably appoints Bank of America as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender, Swing Line Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-
in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

9.02Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

~~(a)~~ (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

~~(b)~~ (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Law; and

~~(c)~~ (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agents shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties, a Lender or an L/C Issuer. In the event that the Agents obtains such actual knowledge or receives such a notice, the Agents shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of an Event of Default, the Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agents be required to comply with any such directions to the extent that any Agent believes that its compliance with such directions would be unlawful.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or an L/C Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or an L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

9.06Resignation of Agents. Any Agent may at any time give written notice of its resignation to the Lenders, each L/C Issuer and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Lead Borrower (as long as no Event of Default then exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and each L/C Issuer with the approval of the Lead Borrower (as long as no Event of Default then exists), appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment within 60 days after the retiring Agent gives notices of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or each L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).
The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

9.07Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

9.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or an L/C Issuer hereunder.

9.09Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

~~(a)~~ (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each L/C Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each L/C Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, each L/C Issuer, the Administrative Agent and such Credit Parties under Sections 2.03(i), 2.03(j) and 2.03(k) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

~~(b)~~ (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

9.10Collateral and Guaranty Matters. The Credit Parties irrevocably authorize and direct the Agents, and Agents shall:

~~(a)~~ (a) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all Letters of Credit (unless cash collateralized or supported by back-to-back letters of credit reasonably satisfactory to the applicable L/C Issuers), (ii) at the time the property subject to such Lien is disposed of or to be disposed of in connection with any disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

~~(b)~~ (b) to the extent determined by the Agents in their discretion, subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of “Permitted Encumbrances”;

~~(c)~~ (c) release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (including its designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Designated Senior Indebtedness (including Permitted Refinancings thereof); and

~~(d)~~release any Borrower (other than the Lead Borrower) from its obligation if such Person ceases to be a wholly owned Subsidiary of the Lead Borrower as a result of a transaction permitted hereunder (including its designation as an Unrestricted Subsidiary) so long as (i), at the time of such release, no Event of Default shall exist, (ii) another Borrower shall become liable for the respective portion of such Borrower’s obligations and (iii) after such Person joins this Agreement as a Borrower, no Event of Default shall exist.

Upon request by any Agent at any time, the Applicable Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other Loan Document pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12Reports and Financial Statements. By signing this Agreement, each Lender:

(a) (a) agrees to furnish the Administrative Agent promptly upon the furnishing of any Bank Product or Cash Management Service and thereafter at such frequency as the Administrative Agent may reasonably request with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;

(b) (b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all Borrowing Base Certificates, commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(c) (c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) (d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) (e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)(f)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Lender (other than the Agents) obtain possession or control of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.14Indemnification of Agents. The Lenders shall indemnify the Agents, each L/C Issuer and any Related Party, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.16Defaulting Lender.

(a)If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) subject to Section 10.01 only with respect to the increase or extension of such Lender’s Commitment, such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) a

Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any further amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.08 hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b)The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans. Upon any such assignment of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of assignment, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.

(c)Each Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

(d)If any L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i)all or any part of such Defaulting Lender’s Applicable Percentage of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent any non- Defaulting Lender’s outstanding Loans plus such Lender’s Applicable Percentage of all L/C Obligations plus such Lender’s Applicable Percentage of outstanding Swing Line Loans at such time does not exceed such non-Defaulting Lender’s Commitments;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following written notice by the Administrative Agent, Cash Collateralize for the benefit of each L/C Issuer such Defaulting Lender’s Applicable Percentage of the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(g) for so long as such L/C Obligations are outstanding;

(iii)if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Applicable Percentage of the L/C Obligations pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(i) with respect to such Defaulting Lender’s Applicable Percentage of the L/C Obligations during the period such portion of the L/C Obligations are Cash Collateralized;

(iv)if the non-Defaulting Lenders’ Applicable Percentage of the L/C Obligations are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.03(i) and Section 2.09(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)if all or any portion of such Defaulting Lender’s Applicable Percentage of the L/C Obligations are neither reallocated nor Cash Collateralized pursuant to clause
(i) or (ii) above, then, without prejudice to any rights or remedies of the applicable L/C Issuers or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.03(i) with respect to such Defaulting Lender’s Applicable Percentage thereof shall be payable to the applicable L/C Issuers until and to the extent that such L/C Obligations are reallocated and/or Cash Collateralized; and

~~(e)~~So long as a Lender is a Defaulting Lender, each L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Applicable Percentage of the L/C Obligations will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders in accordance with Section 9.16(d)(i) and/or cash collateral will be provided by the Borrowers in accordance with Section 2.03(g), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non- Defaulting Lenders in a manner consistent with Section 9.16(d)(i) (and such Defaulting Lender shall not participate therein).

~~(f)~~In the event that the Administrative Agent, the Lead Borrower and the applicable L/C Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Lenders’ Applicable Percentages of the L/C Obligations shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

9.17Withholding Tax. To the extent required by applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from any amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.17. The agreements in this Section 9.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.17, include any L/C Issuer and any Swing Line Lender.

9.18Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into the Intercreditor Agreement, the Intercreditor Agreement Amendment No. 1 and any other usual and customary intercreditor agreements to the extent contemplated by the terms hereof, and the parties hereto acknowledge that each such intercreditor agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the intercreditor agreements and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement, the Intercreditor Agreement Amendment No. 1 and the usual and customary intercreditor agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, but in conformance with the terms hereof, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to any intercreditor agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 7.01 of this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

9.19Disqualified Institutions. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified

Institution. Each Lender represents and warrants to the parties hereto that at the time it becomes a Lender, it is not a Disqualified Institution.

9.20ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84- 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE
96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection
(a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X MISCELLANEOUS

10.01Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent (at the direction of the Required Lenders) and the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders), and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) (b) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents (but, for clarity, not including any mandatory payment required by Section 2.05(e)) without the written consent of such Lender;

(c) (c) as to any Lender, reduce the principal of, or the rate of interest specified herein, on any Loan or L/C Borrowing payable to such Lender, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to such Lender; provided, however, that only the consent of the Required Lenders of the relevant Class shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d) (d) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of such Lender adversely affected thereby, provided that this clause (d) shall not apply to any extensions of maturity pursuant to Section 2.16;

(e)(e) change any provision of this Section or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

(f)(f)    except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents or release all or substantially all of the value of the Guarantees without the written consent of each Lender;

(g) (g) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of Lenders holding at least 66⅔% of the Total Outstandings and Aggregate Commitments, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

~~(h)~~(h) modify the definition of “Permitted Overadvance” so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for a Permitted Overadvance without the written consent of each Lender;

~~(i)~~(i)    except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;

~~(j)~~(j)    modify the definition of (1) “Eligible Assignee” to the extent that such amendment increases the percentage of Loans permitted to be held by a Sponsor Affiliated Lender, or (ii) “Sponsor Affiliated Lender,” in each case, without the written consent of each Lender; and

~~(k)~~(k)    amend any provision hereof (including Section 10.06) in a manner that restricts a Lender’s ability to assign its right or obligations without the consent of such Lender.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer (including, without limitation, any increase in such L/C Issuer Sublimit of such L/C Issuer) under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document, (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (vii) notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Lead Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of written notice thereof and (vii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding anything to the contrary herein, (a) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (b) the Lead Borrower shall be permitted to appoint one or more Restricted Subsidiaries that are Domestic Subsidiaries as “Borrowers” hereunder, in each case with the consent of, and pursuant to an amendment reasonably satisfactory to, the Administrative Agent which appropriately incorporates such Borrowers into this Agreement and the other Loan Documents which amendment shall not require the consent of any other Lender; provided that the Administrative Agent and each Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including without limitation the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation reasonably requested by the Lenders.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender with respect to the Class of Loans or Commitments that is subject to the related consent, waiver or amendment in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Loan Parties, the Agents, any L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER
MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party;

provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. Each of the Loan Parties, the Agents, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agents, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)Reliance by Agents, L/C Issuer and Lenders. The Agents, each L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arrangers and their respective Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented fees, charges and disbursements of (A) outside counsel for the Agents and their Affiliates limited to one law firm and any local counsel reasonably deemed necessary by the Agents, (B) outside consultants for the Agents, (C) appraisers, (D) commercial finance examiners, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) with respect to each L/C Issuer and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agents, an L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each Arranger, each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after-Tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party or any Affiliate or equityholder thereof arising out of, in connection with, or as a result of (i) the execution, enforcement, syndication or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub- agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated, at any time, by any Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Restricted Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the

Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence, willful misconduct or material breach of the obligations under any Loan Document of such Indemnitee (but without limiting the obligations of the Loan Parties as to any other Indemnitee) or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a cause of action brought by an Indemnitee against any other Indemnitee (other than (i) claims against an Indemnitee in its capacity or fulfilling its role as an Agent, L/C Issuer, Swing Line Lender or an arranger or a similar role and (ii) claims resulting directly or indirectly from acts or omissions of any Loan Party; provided that, the Loan Parties’ obligation with respect to fees and expenses of counsel, shall be limited to the reasonable and reasonably documented fees, disbursements and other charges of out-of-pocket fees and legal expenses of one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Lead Borrower of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Indemnitee)).

(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit any Loan Party’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to receive indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation to the extent available).

(e)Survival. The agreements in this Section shall survive the resignation of any Agent or L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Agents upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and each L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b),
(ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans of any Class outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than
$5,000,000 unless each of the Administrative Agent and, so long as no Event of Default pursuant to Sections 8.01(a), (f) or (g) has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Sections 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)the consent of each L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by the applicable Lender or prospective Lender, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection
(c)of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, any L/C Issuer, and, with respect to such Lender’s interest only, any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, any L/C Issuer or the Swing Line Lender, sell participations to any Person that is an Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Lenders and each L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b),
(c) or (f) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection
(e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 3.06 and 10.13, and it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. If a Lender sells a participation pursuant to Section 10.06(d), that Lender shall (acting solely for this purpose as a non-fiduciary agent of the Borrowers) maintain a register on which is entered the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.

(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Electronic Execution of Assignments. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

(h)Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, or resigns as Agent in accordance with the provisions of Section 9.06, Bank of America may, (i) upon 30 days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) with duplication of any notice required under Section 9.06, upon 30 days’ notice to the Lead Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America and the Lead Borrower to effectively assume the obligations of Bank of America with respect to such Letters of Credit. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.

10.07Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or
(ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation) or (i) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof (provided that if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such Obligation by such disclosure), provided that, in the case of information received from any Loan Party or any Subsidiary after the Second Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.

10.08Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, each L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been made) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 10.04 hereof.

10.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) (a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(b) (b) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(c) (c) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender. Such purchase and sale shall be effective on the date of the payment of such amount to such Lender.

10.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b)SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender), which are subject to the USA Patriot Act (as hereinafter defined) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

10.18Time of the Essence. Time is of the essence of the Loan Documents.

10.19Press Releases.

(a)Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure.

(b)Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark upon the Lead Borrower’s approval, not to be unreasonably delayed or withheld. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.20Additional Waivers.

(a)The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this

Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)Each Loan Party is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.21No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.22Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.23Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the Intercreditor Agreements), the provision contained in this Agreement shall govern and control.

10.24Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.25Amendment and Restatement of the Original ABL Agreement and the First Amended and Restated ABL Credit Agreement.

(a)This Agreement does not extinguish the obligations for the payment of money outstanding under the Original ABL Credit Agreement or the First Amended and Restated ABL Credit Agreement or discharge or release the obligations under the Original ABL Credit Agreement or the First Amended and Restated ABL Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original ABL Credit Agreement or the First Amended and Restated ABL Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Parties under the Original ABL Credit Agreement or the First Amended and Restated ABL Credit Agreement from any of its obligations and liabilities thereunder, as modified hereby. Each Loan Party hereby confirms and agrees that, except as modified or amended and restated hereby or by a Loan Document or other instruments executed concurrently herewith, each “Loan Document” (as defined in the Original ABL Credit Agreement) to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Second Restatement Effective Date all references in any such Loan Document to the “Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original ABL Credit Agreement or the First Amended and Restated ABL Agreement shall mean this Agreement.

(b)Each Loan Party (a) consents to the amendment and restatement of the First Amended and Restated ABL Credit Agreement by this Agreement; (b) acknowledges and agrees that its obligations under each of the “Loan Documents” (as defined in each of the Original ABL Credit Agreement and First Amended and Restated Credit Agreement) owing to each lender thereunder that is also a Lender hereunder shall be in respect of the obligations of the Borrowers under this Agreement and the other Loan Documents; (c) reaffirms all of its obligations under each “Loan Document” (as defined in each of the Original ABL Credit Agreement and First Amended and Restated Credit Agreement) and each other Loan Document and all other Obligations, reaffirms its grants of Liens on the Collateral to secure the Obligations and with respect to each of the Guarantors, its guarantee of the Obligations; and (d) agrees that, except as expressly amended, restated or modified hereby or by any Loan Document or other instrument executed concurrently herewith, each of the “Loan Documents” (as defined in each of the Original ABL Credit Agreement and First Amended and Restated Credit Agreement) to which it is a party is and shall remain in full force and effect. Each Loan Party hereby expressly acknowledges that the amendment and restatement of the First Amended and Restated ABL Credit Agreement by this Agreement does not (i) impair the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (ii) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens, except as set forth in Sections 6.11 and 6.13. Each Loan Party hereby confirms and agrees that all outstanding principal, interest and fees and other obligations under the Original ABL Credit Agreement or the First Amended and Restated ABL Credit Agreement immediately prior to the date hereof shall, to the extent not paid on the date hereof, from and after the date hereof, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by this Agreement and the other Loan Documents.

(c)On the Second Restatement Effective Date, each Lender party to the First Amended and Restated ABL Credit Agreement immediately prior to the Second Restatement Effective Date (each, an “Existing Lender”) will automatically and without further act be deemed to have assigned to each Lender party to this Agreement as of the Second Restatement Effective Date (each, a “Second Restatement Effective Date Lender”), and each such Second Restatement Effective Date Lender will automatically and without further act be deemed to have assumed, a portion of such Existing Lender’s Loans outstanding immediately prior to the Second Restatement Effective Date (“Existing Loans”) and participations under the First Amended and Restated ABL Credit Agreement in outstanding Letters of Credit (if any are outstanding on the Second Restatement Effective Date) and Swing Line Loans (if any are outstanding on the Second Restatement Effective Date) such that, after giving effect to each such deemed assignment and assumption of Existing Loans and participations, the percentage of the aggregate outstanding (i) Loans, (ii) participations under this Agreement in Letters of Credit and (iii) participations under this Agreement in Swing Line Loans held by each Lender (including each such Second Restatement Effective Date Lender) will equal the percentage of the aggregate Commitments of all Lenders represented by such Lender’s Commitment as of the Second Restatement Effective Date.

10.26Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) ~~(a)~~ In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) ~~(b)~~ As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C.
5390(c)(8)(D).

Exhibit B to Amendment No. 1

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:     ,

To:    Bank of America, N.A., as Administrative Agent Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Asset-Based Revolving Credit Agreement, dated as of October 31, 2019 (the “Second Amended and Restated Credit Agreement”), and as further amended, amended and restated, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) NexTier Oilfield Solutions Inc. (f/k/a/ Keane Group, Inc.), a Delaware corporation, (iv) the guarantors party thereto, (v) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties,
(vii) the L/C Issuers party thereto, and (viii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

1.The Lead Borrower hereby irrevocably requests [a Committed Borrowing][a Conversion of Committed Loans from one Type to the other][a continuation of Term SOFR Loans]:
(a)On    (a Business Day)1
(b)In the amount of $    2
(c)Comprised of [Base Rate][Term SOFR] Loans (Type of Committed Loan)3

1 Each notice of a Borrowing must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of Term SOFR Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.

2 Each Borrowing of, Conversion to, or continuation of Term SOFR Loans must be in a principal amount of
$1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

3 Committed Loans may be either Base Rate Loans or Term SOFR Loans. If the Type of Committed Loan is not specified, then the applicable Committed Loans will be made as Base Rate Loans.

(d)Class of Borrowing    4
(e)For Term SOFR Loans: with an Interest Period of    months5
2.The Lead Borrower hereby represents and warrants (for itself and on behalf of the other Borrowers) that (a) the Borrowing requested herein complies with Section 2.02 and the other provisions of the Credit Agreement and (b) the conditions specified in Sections 4.01 and 4.02 of the Credit Agreement have been satisfied on and as of the date specified in Item 1(a) above.
[signature page follows]

4 Committed Loans may be pursuant to the initial Credit Extension, Additional Commitments or Extended Loans.
5 The Lead Borrower may request a Borrowing of Term SOFR Loans with an Interest Period of one, three or six months or such other period that is twelve months or less requested by the Lead Borrower and consented to by all the Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability.) If no election of Interest Period is specified, then the Lead Borrower will be deemed to have specified an Interest Period of one month.

2

Dated as of the date first written above.

KEANE GROUP HOLDINGS, LLC, as Lead
Borrower

By:      Name:      Title: